Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ICONIX BRAND GROUP, INC.,

MOSS ACQUISITION CORP.

MOSSIMO, INC.

and

MOSSIMO GIANNULLI

dated as of

March 31, 2006

TABLE OF CONTENTS

1.	Basic Transaction		1

	1.1.	The Merger	1
	1.2.	Effective Time	2
	1.3.	Merger Consideration	2
	1.4.	Option Treatment	4
	1.5.	Effect of the Merger	5
	1.6.	Certificate of Incorporation; By-Laws	5
	1.7.	Directors and Officers of Surviving Corporation	6
	1.8.	Cancellation of Certificates; Payment of Merger Consideration	6
	1.9.	Exchange of Company Certificates	7
	1.10.	Dissenting Stockholders	11

2.	Representations and Warranties as to Company		11

	2.1.	Organization, Standing and Power	11
	2.2.	Capitalization	12
	2.3.	Interests in Other Entities	13
	2.4.	Authority	13
	2.5.	Noncontravention	14
	2.6.	Financial Statements	14
	2.7.	Absence of Undisclosed Liabilities	15
	2.8.	Absence of Changes	15
	2.9.	Litigation	15
	2.10.	No Violation of Law	16
	2.11.	Properties; Assets	16
	2.12.	Intangibles	17
	2.13.	Systems and Software	18
	2.14.	Tax Matters	18
	2.15.	Banks; Powers of Attorney	20
	2.16.	Employee Arrangements	21
	2.17.	ERISA	21
	2.18.	Certain Business Matters	22
	2.19.	Contracts	22
	2.20.	Governmental Approvals/Consents	22
	2.21.	Accounts Receivable; Inventory	23
	2.22.	Accounts Payable	23
	2.24.	Insurance	23
	2.25.	Regulatory Compliance; Information Supplied	24
	2.26.	Board Approval; Vote Required	25
	2.27.	Internal Accounting Controls; Disclosure Controls and Procedures	25
	2.28.	Listing and Maintenance Requirements	26
	2.29.	Information as to Company	26

3.	Representations and Warranties as to Acquisition Co and Acquisition Sub		26

	3.1.	Organization, Standing and Power	26
	3.2.	Capitalization	27
	3.4.	Authority	27
	3.9.	Litigation	30
	3.10.	No Violation of Law	30
	3.12.	Intangibles	31
	3.13.	Tax Matters	31
	3.14.	Governmental Approvals/Consents	32
	3.16.	Regulatory Compliance; Information Supplied	33
	3.17.	Internal Accounting Controls	34
	3.18.	Listing and Maintenance Requirements	35
	3.19.	Financing	35
	3.20.	Information as to Acquisition Co.	35

4.	Certain Covenants		35

	4.1.	Public Announcements	35
	4.2.	Brokers	36
	4.3.	Investigation; Confidentiality	36
	4.4.	Consummation of Transaction	36
	4.5.	Cooperation/Further Assurances	36
	4.6.	Accuracy of Representations	37
	4.7.	Company Stockholder Approval; Proxy Statement; Acquisition Co. Registration Statement	38
	4.8.	Conduct of Business; Notification of Certain Matters	39
	4.10.	No Solicitation of Transactions	43
	4.11.	Tax Free Reorganization Treatment	44
	4.12.	Record Retention	45
	4.13.	Affiliates	45
	4.14.	Legal Conditions to Merger	45
	4.15.	Class Action Suit	45
	4.16.	Parent Voting Restrictions; Lock Up	45

5.	Conditions of Merger		47

	5.1.	Conditions to Obligations of Acquisition Co. and Acquisition Sub to Effect the Merger	47
	5.2.	Conditions to Obligations of Company and the Parent to Effect the Merger	49

6.	The Closing		51

	6.1.	Deliveries by Acquisition Co. and Acquisition Sub at or prior to the Closing	52
	6.2.	Deliveries by Company and/or the Parent at or prior to the Closing	53
	6.3.	Other Deliveries	53

ii

7.	Termination, Amendment and Waiver		54

	7.1.	Termination	54
	7.2.	Effect of Termination	55
	7.3.	Fees and Expenses	56
	7.4.	Waiver	56

8.	No Survival of Representations and Warranties		56

9.	General Provisions		57

	9.1.	Notices	57
	9.2.	Severability	58
	9.3.	Entire Agreement	58
	9.4.	Amendment	58
	9.5.	Schedules	58
	9.6.	No Assignment	58
	9.7.	Governing Law	58
	9.8.	Counterparts	58

Exhibit A	Certificate of Merger
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	By-Laws of the Surviving Corporation
Exhibit D	Form of Joint Press Release
Exhibit E	Form of Affiliate Agreement
Exhibit F	Form of Parent and Lewis Lock-Up Agreement
Exhibit G	Form of Opinion of Counsel to Company and Parent
Exhibit H	Form of Services Agreement
Exhibit I	Form of Registration Rights Agreement
Exhibit J	Form of Opinion of Counsel to Acquisition Co.

iii

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER dated as of March 31, 2006 (this “Agreement”), among Iconix Brand Group, Inc., a Delaware corporation (“Acquisition Co.”), Moss Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquisition Co. (“Acquisition Sub”), Mossimo, Inc., a Delaware corporation (“Company”), and Mossimo Giannulli, the majority stockholder of Company (“Parent”).

W I T N E S S E T H :

          WHEREAS, Company together with its Subsidiary (as defined in Section 2.3) is in the business of, among other things, designing and licensing apparel and related products under Company and its Subsidiary’s brands (the “Business”); and

          WHEREAS, Acquisition Co. desires to acquire all of the outstanding capital stock of Company; and

          WHEREAS, the Board of Directors of Acquisition Co., the Board of Directors of Acquisition Sub, Acquisition Co. as the sole stockholder of Acquisition Sub, the Board of Directors of Company, and Parent, for himself and as the holder of a majority of the outstanding capital stock of Company, have: (a) determined that it is in the best interests of their respective companies for Company to be merged with and into Acquisition Sub upon the terms and subject to the conditions set forth herein; and (b) approved and declared advisable this Agreement and the merger of Company with and into Acquisition Sub (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (“Delaware Law” or “DGCL”), upon the terms and subject to the conditions set forth herein; and

          WHEREAS, for federal income tax purposes, Acquisition Co., Acquisition Sub, Company and Parent intend that the Merger qualify as a reorganization within the definition of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

          1. Basic Transaction.

                    1.1. The Merger. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and under Delaware Law, Company shall be merged with and into Acquisition Sub, the separate corporate existence of Company shall cease, and Acquisition Sub shall continue as the surviving corporation, operating as a wholly-owned subsidiary of Acquisition Co. From and after the Effective Time, Acquisition Sub shall succeed to and assume all the rights and obligations of Company. The Merger shall have the effects specified in Section 259 of the DGCL. Acquisition Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” The name of the Surviving Corporation shall be “Mossimo, Inc.”

                    1.2. Effective Time. As promptly as practicable, but in no event later than two days, after the satisfaction or waiver of the conditions set forth in Section 5, unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section 7.1, Acquisition Sub and Company shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in the form of Exhibit A and making such other filings as may be required by Delaware Law, in such form as required by and executed in accordance with such law (the time of the last of such filings to be made being the “Effective Time”).

                    1.3. Merger Consideration.

                              (a) The aggregate consideration to be paid by Acquisition Co. in the Merger (the “Merger Consideration”) shall be the sum of (i) the Initial Merger Consideration (as defined below) and (ii) the Additional Merger Consideration (as defined below), if any. The “Initial Merger Consideration” shall be the product of (A) $7.50 multiplied by (B) the number of outstanding shares of Company Common Stock, immediately prior to the Effective Time, which shall be paid as follows: (x) the issuance of 0.2271139 shares of Acquisition Co. common stock, $.001 par value (the “Acquisition Co. Common Stock”), for each share of Company Common Stock outstanding immediately prior to the Effective Time, based on $3.25 per share of Company Common Stock divided by $14.31, which is the average closing sales price of Acquisition Co. Common Stock as reported on the NASDAQ National Market for the three (3) business days ending on the date hereof (the “Acquisition Co. Initial Sale Price”) (the “Common Stock Consideration”); and (ii) cash in the amount of $4.25 per share of Company Common Stock outstanding immediately prior to the Effective Time minus the Adjustment Amount (as defined below). The “Adjustment Amount” is an amount equal to the Cash Consideration (as defined below) divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time. The “Cash Consideration” is an amount equal to $4.25 multiplied by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, minus an amount equal to the amount, if any, by which the Adjusted Cash Balance (as defined below) of Company at the Closing (as defined in Section 6 hereof), less the Option Payments, if any, to be made pursuant to Section 1.4 below, is less than $17,000,000. “Adjusted Cash Balance” means (A) the sum, as of the Closing, of Company’s cash, cash equivalents, accounts receivable, royalties receivable, prepaid expenses and inventory, less (B) Company’s accounts payable, the payment due to Target Corporation under paragraph 5.3 of the TBI License (as defined in Section 2.5 below) and other accrued payables, all measured in accordance with U.S. GAAP (as defined in Section 2.6 below). Notwithstanding the foregoing, the Common Stock Consideration is subject to reduction as set forth in Section 1.3(d) below. To the extent that Company Options are exercised during the period commencing on the date hereof and ending immediately prior to the Effective Time (the “Interim Period Option Exercises”), increasing the number of shares of Company Common Stock outstanding, then the proceeds of all Interim Period Option Exercises (the “Option Proceeds”) shall be held by the Company in a separate account of the Company until immediately after the Closing, and the amount of Option Proceeds shall not be included for purposes of determining the Adjusted Cash Balance.

                              (b) In the event that the closing sales price of Acquisition Co. Common Stock does not equal or exceed the Target Price (as defined below) during each day of any twenty (20) consecutive trading day period during the twelve (12) month period following the Closing (such twelve (12) month period being hereinafter referred to as the “Measurement Period”), Acquisition Co. will issue, within twenty (20) business days after the end of the Measurement Period, or if later, twenty (20) business days following the resolution pursuant to Section 1.9(m) of any disagreement in respect of the number of shares to be issued to the Exchange Agent (as defined below) for the benefit of each holder of Company Common Stock entitled to Merger Consideration hereunder an additional number of shares of Acquisition Co. Common Stock equal to a number obtained by dividing (i) the product of (A) the number of shares of Acquisition Co. Common Stock issued to such holder of Company Common Stock on the Closing multiplied by (B) the difference between (x) the Target Price and (y) the greater of (I) the average of the highest closing sale price of Acquisition Co. Common Stock over any twenty (20) consecutive trading day period during the Measurement Period and (II) the average closing sales price of Acquisition Co. Common Stock as reported on the NASDAQ National Market for the three (3) business days prior to Closing (the “Acquisition Co. Average Closing Price”) (the higher stock price in this clause (y) is referred to as the “Actual Price”), by (ii) the Actual Price (the “Additional Merger Consideration”). The “Target Price” shall be defined to mean $18.71, which is 130.76923% of the Acquisition Co. Initial Sale Price. In the event that the closing sales price of Acquisition Co.’s Common Stock equals or exceeds the Target Price during the Measurement Period, Acquisition Co. shall not be required to issue any Additional Merger Consideration. The right of each holder of Company Common Stock and Company Options to receive Additional Merger Consideration will be evidenced by a non-transferable contingent share right (each, a “Contingent Share Right” and collectively, the “Contingent Share Rights”) to be issued to the Exchange Agent for the benefit of the holders of Common Stock and Company Options in accordance with Section 1.9 of this Agreement. Acquisition Co. shall also pay to each holder of a Company Option that was cancelled pursuant to Section 1.4 below the cash value of the Additional Merger Consideration such holder would have received if such holder had exercised his or her Company Options prior to the Effective Time, less any applicable tax withholding.

                              (c) During the Measurement Period, if there is an acquisition or consolidation of Acquisition Co. in which the stockholders of Acquisition Co. are not at least a majority of the stockholders of the surviving entity, or a sale, conveyance or transfer of all or substantially all of the properties or assets of Acquisition Co., and (i) the per share purchase price of Acquisition Co. or (ii) the aggregate consideration paid for the assets of Acquisition Co. divided by the number of shares of Acquisition Co. Common Stock outstanding on the closing date of such asset sale ((i) or (ii), as applicable, the “Measurement Price”) is less than the Target Price, the Additional Merger Consideration shall become payable within twenty (20) business days following the closing of such acquisition, transfer, consolidation or sale, and the Measurement Price shall be deemed the Actual Price for purposes of calculating the Additional Merger Consideration payable to holders of Common Stock.

                              (d) Notwithstanding anything to the contrary in this Section 1.3, if the Acquisition Co. Average Closing Price equals or exceeds the Maximum Share Price

(as defined below), which is the Maximum Stock Consideration Percentage (as defined below) of the Acquisition Co. Initial Sale Price, then in such case the number of shares of Acquisition Co. Common Stock issuable as Common Stock Consideration as part of the Initial Merger Consideration shall be determined by dividing the Maximum Stock Consideration (as defined below) by the Acquisition Co. Average Closing Price, in lieu of the formula set forth in Section 1.3(a)(ii)(B)(x). Furthermore, Acquisition Co. may, at its sole option, elect to pay any portion of the Initial Merger Consideration which is in excess of $135,147,866 in either cash or stock, provided that in no event shall the cash portion of the total Merger Consideration payable exceed 60% of the total Merger Consideration paid under this Agreement, and in the event that Acquisition Co. exercises its option to pay any such excess in cash or stock, an appropriate corresponding adjustment shall accordingly be made to the per share amounts of stock and cash, as the case may be, payable by Acquisition Co. as Merger Consideration hereunder. For purposes hereof, (I) the “Maximum Share Price” shall be equal to the Acquisition Co. Initial Sale Price multiplied by the Maximum Stock Consideration Percentage; (II) the “Maximum Stock Consideration Percentage” shall be equal to the amount of the Maximum Stock Consideration divided by the number of shares of Company Common Stock outstanding at the Closing, with the result thereof divided by $3.25; and (III) the “Maximum Stock Consideration” shall be $150,000,000 reduced by the amount of Cash Consideration, and further reduced, if applicable, by the amount by which the Adjusted Cash Balance at the Closing, less the Option Payments, if any, to be made pursuant to Section 1.4 below, is less than $17,000,000.

                              (e) Notwithstanding anything to the contrary in this Section 1.3, in no event shall the number of shares of Acquisition Co. Common Stock that Acquisition Co. is required to issue as Common Stock Consideration and/or Additional Merger Consideration under this Agreement exceed 19.99% of the total issued and outstanding shares of Acquisition Co. Common Stock at the date of Closing or at the end of the Measurement Period. Any shares required to be issued hereunder as Initial Merger Consideration and/or Additional Merger Consideration in excess of 19.99% of the total issued and outstanding shares of Acquisition Co. Common Stock on the applicable date, shall be paid in cash and shall be valued at the Acquisition Co. Average Closing Price with respect to shares issued as the Initial Merger Consideration and at the Actual Price with respect to shares issued as the Additional Merger Consideration. In addition, any shares issued as Additional Merger Consideration shall be adjusted appropriately to reflect any stock dividend, stock split, subdivision, combination, reclassification or similar transaction in respect of the Acquisition Co. Common Stock.

                    1.4. Option Treatment. Prior to the Effective Time, Company shall take all actions necessary and appropriate to provide that immediately prior to the Effective Time, but subject to the Effective Time occurring, each unexpired and unexercised option, whether vested or unvested, to purchase shares of Company Common Stock (as defined in Section 2.2 hereof) under any stock option plan of Company (collectively, the “Company Plan Options”) including but not limited to the Company 1995 Stock Option Plan, and the 1995 Company Non-Employee Director’s Stock Option Plan (collectively, the “Company Option Plans”) and each other option, warrant or similar right to purchase shares of Company Common Stock (collectively, the “Company Non-Plan Options” and together with the Company Plan Options, the “Company Options”) set forth on Schedule 2.2, without regard to whether such option is then exercisable, shall be cancelled and, in exchange therefor, each former holder of any cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable law to be withheld) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Options and (B) the excess, if any, of the Per Share Amount (as defined below) over the exercise price per share of Company Common Stock previously subject to such option plus, if applicable, the per share cash value of the Additional Merger Consideration such holder would have received if such holder had exercised his or her Company Options prior to the Effective Time, less any applicable tax withholding (such amounts payable hereunder being referred to collectively as the “Option Payments”). From and after the Effective Time, any such cancelled Company Options shall no longer be exercisable by the former holder thereof, but shall only entitle such holder, subject to receipt by the Exchange Agent (as defined in Section 1.9(a)) of the surrendered Company Option agreement, together with a written instrument, reasonably satisfactory to Acquisition Co., duly executed by the holder of such Company Option, representing that (i) he, she or it is the owner of all Company Options represented by such Company Option agreement and (ii) a confirmation of, and consent to, the cancellation of all of his, her or its Options, to the payment of the applicable Option Payments. After the Effective Time, all Company Option Plans shall be terminated and no further or other rights with respect to shares of Company Common Stock shall be granted thereunder. The “Per Share Amount” shall be $7.50, subject to the per share amount of any reduction pursuant to the provisions of Section 1.3(a) in the Cash Consideration. As provided in Section 1.3(a), if the Additional Merger Consideration is payable to holders of Company Common Stock, then upon the determination such payment is due, Acquisition Co. shall pay, or cause the Surviving Corporation to pay, to each holder of a Company Option cancelled pursuant to this Agreement who was entitled to a payment pursuant to this Section 1.4, a payment equal to the amount of Additional Merger consideration he or she would have received if such holder had exercised his or her Company Options prior to the Effective Time, less any applicable tax withholding.

                    1.5. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers, franchises and all property (real, personal and mixed) of Company and all debts due Company shall vest in Acquisition Sub, and all debts, liabilities, obligations and duties of Company shall become the debts, liabilities, obligations and duties of Acquisition Sub.

                    1.6. Certificate of Incorporation; By-Laws.

                              (a) The Certificate of Incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time (annexed hereto as Exhibit B), shall remain the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law, except that the Certificate of Incorporation shall be amended to change the name of the Surviving Corporation to “Mossimo, Inc.”

                              (b) The By-Laws of Acquisition Sub, as in effect immediately prior to the Effective Time (annexed hereto as Exhibit C), shall remain the By-Laws of the Surviving Corporation until thereafter amended as provided by law or by the Certificate of Incorporation or By-Laws of the Surviving Corporation.

                    1.7. Directors and Officers of Surviving Corporation.

                              (a) The sole director of Acquisition Sub shall, at the Effective Time, be the duly appointed sole director of the Surviving Corporation, to hold office in accordance with applicable law, the Certificate of Incorporation and By-Laws of the Surviving Corporation until resignation, removal or replacement.

                              (b) The President and such other officers of Acquisition Sub shall, at the Effective Time, be duly nominated and appointed as President and to such other offices to which such other officers are appointed, respectively, of the Surviving Corporation, and shall constitute the initial officers of the Surviving Corporation, in each case to serve at the pleasure of the Board of Directors of the Surviving Corporation until his respective resignation, removal or replacement.

                    1.8. Cancellation of Certificates; Payment of Merger Consideration.

                              (a) As of the Effective Time, by virtue of the Merger, automatically and without any action on the part of Acquisition Sub, Company or any holder of any securities thereof:

                    (i) each share of common stock of Acquisition Sub, par value, $.01 per share, issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one (1) share of common stock of the Surviving Corporation, par value $.01, per share.

                    (ii) (a) each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.10 below) and shares of Company Common Stock held in treasury) shall be converted into the right to receive (i) the number of shares of Acquisition Co. Common Stock obtained by dividing the Common Stock Consideration by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded, with respect to each Company stockholder to the nearest whole share of Acquisition Co. Common Stock, (ii) the amount of cash (without interest) determined by dividing the Cash Consideration by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded, with respect to each Company stockholder to the nearest cent, subject to any withholding set forth in Section 1.9(c) below and (iii) a proportionate share of the Additional Merger Consideration, if any, determined by dividing the Additional Merger Consideration by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded, with respect to each Company stockholder to the nearest whole share of Acquisition Co. Common Stock; (b) each Dissenting Share shall be converted into the right to receive payment in accordance with the provisions of the DGCL and Section 1.10 below and (c) each share of Company Common Stock held in treasury shall be cancelled. All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive (A) the cash and certificates representing the shares of Acquisition Co. Common Stock into which such shares are converted and (B) any cash in lieu of fractional shares of Acquisition Co. Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with this Section 1.8, without interest.

                    (iii) any shares of Company Common Stock issued and owned by Company, Acquisition Co. or Acquisition Sub immediately preceding the Effective Time shall be cancelled and retired and shall cease to exist and no payment shall be made with respect thereto.

                              (b) No rights to receive fractional shares of Acquisition Co. Common Stock shall arise under this Agreement. No fractional shares of Acquisition Co. Common Stock shall be issued, but in lieu thereof, each holder of Company Common Stock who would otherwise have been entitled thereto upon the surrender of a Company Certificate (as defined in Section 1.9(a)) for exchange pursuant to this Section 1.8 will be paid an amount in cash (without interest), rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on NASDAQ of Acquisition Co. Common Stock (as reported by NASDAQ) on the first date of trading in Acquisition Co. Common Stock on NASDAQ after the Effective Time) by (ii) the fractional share to which such holder would otherwise be entitled.

                    1.9. Exchange of Company Certificates.

                              (a) Acquisition Co. shall authorize Continental Stock Transfer & Trust Company (or such other person or persons as shall be acceptable to Acquisition Co. and Company) as exchange agent (the “Exchange Agent”), to send to each holder of shares of Company Common Stock which shall have been converted into Acquisition Co. Common Stock an appropriate letter of transmittal for purposes of surrendering such holder’s certificates for such shares for exchange pursuant hereto (which shall specify that delivery shall be effected, and risk of loss and title to a certificate which immediately prior to the Effective Time shall have represented any shares of Company Common Stock converted in the Merger (a “Company Certificate”) shall pass, only upon delivery of such Company Certificate to the Exchange Agent and shall be in a form and have such other provisions as Acquisition Co. may reasonably specify) and instructions for use in effecting the surrender of Company Certificates in exchange for the property described in this Section 1.9.

                              (b) As soon as practicable after the Effective Time, Acquisition Co. shall deposit with the Exchange Agent, in trust for the holders of Company Certificates and Company Options: (i) an amount of cash sufficient to pay all amounts of Merger Consideration payable under this Agreement, including such cash required in accordance with Section 1.8(b), (ii) certificates representing a sufficient number of shares of Acquisition Co. Common Stock (each, an “Acquisition Co. Certificate”) to effect the conversion of Company Common Stock into Acquisition Co. Common Stock, and (iii) a global security representing all of the Contingent Share Rights. The Exchange Agent shall invest any cash deposited by Acquisition Co. hereunder as directed by Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to Acquisition Co.

                              (c) Upon surrender for cancellation to the Exchange Agent of all Company Certificate(s) held by any holder of record of a Company Certificate, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor (i) an Acquisition Co. Certificate representing the number of whole shares of Acquisition Co. Common Stock into which the shares of Company Common Stock represented by the surrendered Company Certificate(s) shall have been converted at the Effective Time pursuant to Section 1.8(a), (ii) cash representing the amount into which the shares of Company Common Stock represented by the surrendered Company Certificate(s) shall have been converted at the Effective Time pursuant to 1.8(a), without interest, (iii) cash in lieu of any fractional share of Acquisition Co. Common Stock in accordance with Section 1.8(b), and (iv) a proportionate share of the Additional Merger Consideration, if any. The Company Certificate(s) so surrendered shall forthwith be cancelled. Acquisition Co. or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Acquisition Co. or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax (as defined in Section 2.14 hereof) law. To the extent that amounts are so withheld by Acquisition Co. or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Acquisition Co. or the Exchange Agent.

                              (d) Until surrendered as contemplated by Section 1.9(c), each Company Certificate, other than in respect of the Dissenting Shares, shall be deemed at any time after the Effective Time to represent only the right to receive (i) certificates representing the shares of Acquisition Co. Common Stock into which the shares of Company Common Stock represented by such Company Certificate have been converted, (ii) cash representing the amount into which the shares of Company Stock represented by such Company Certificate have been converted, without interest, (iii) any additional cash, without interest, to be paid in lieu of any fractional share of Company Common Stock in accordance with Section 1.8(b) and (iv) a proportionate share of the Additional Merger Consideration, if any.

                              (e) If any cash is to be paid to, or Acquisition Co. Certificates are to be issued to, a person other than the person in whose name the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance thereof that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment of cash to a person other than, or of the issuance of Acquisition Co. Certificates in any name other than that of, the registered holder of the Company Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

                              (f) All shares of Acquisition Co. Common Stock issued and all cash paid upon the surrender of Company Certificates in accordance with the terms of Section 1.9, and any cash paid pursuant to Section 1.8(b) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Company Certificates, except the right to a proportionate share of the Additional Merger Consideration, which rights shall continue to exist until they expire or are satisfied by the delivery of the Additional Merger Consideration, as provided in Section 1.9 (j) below. At the Effective Time, the stock transfer books of Company shall be closed, and at the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company’s Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing the Acquisition Co. Common Stock and the cash into which they were converted as provided in herein.

                              (g) Any portion of the cash, Acquisition Co. Common Stock or Additional Merger Consideration delivered to the Exchange Agent pursuant to Section 1.9(b) which remains undistributed for eighteen months after the Effective Time shall be delivered to Acquisition Co., upon demand, and any holders of Company Common Stock who have not theretofore complied with Section 1.9 and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Acquisition Co. (subject to abandoned property, escheat or other similar laws) for payment of the shares of Acquisition Co. Common Stock, the cash, or any additional cash in lieu of fractional shares of Acquisition Co. Common Stock to which they are entitled.

                              (h) None of Acquisition Co., the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash or Acquisition Co. Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                              (i) If any Company Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and the posting of a bond to the satisfaction of Acquisition Co. and the Exchange Agent, Exchange Agent will issue for such lost, stolen or destroyed Company Certificate the portion of the Merger Consideration payable in respect thereof, pursuant to this Agreement.

                              (j) On the Closing Date, Acquisition Co. shall issue a global security representing all Contingent Share Rights to be held by the Exchange Agent for the benefit of all holders of Company Common Stock and Company Options. Acquisition Co. shall deliver the security representing the Contingent Share Rights to the Exchange Agent and shall also deliver as soon as reasonably practicable a list in such form as the Exchange Agent shall reasonably require, stating the names and addresses of all record, and, to the extent ascertainable, beneficial owners of Contingent Share Rights, and the Exchange Agent shall prepare and transmit to the beneficial owners, together with such other documents as are appropriate in the judgment of the Exchange Agent to effect the surrender of certificates theretofore representing Company Common Stock a notice indicating the beneficial interest in the Contingent Share Rights held by each beneficial owner.

                              (k) Prior to the Effective Time, Company shall appoint B. Riley & Co., Inc as representative (the “Stockholders’ Representative”) to enforce the rights of such holders in respect of the Contingent Share Rights and payment of any Additional Merger Consideration. Each Contingent Share Right will entitle the beneficial owner to receive that number of shares of Additional Merger Consideration, if any, to which such holder is entitled pursuant to Section 1.3(b) of this Agreement.

                              (l) Within ten (10) days of the end of the Measurement Period, Acquisition Co. will deliver to the Exchange Agent and the Stockholders’ Representative (A) an officer’s certificate of Acquisition Co. certifying (x) the highest closing sale price of Acquisition Co. Common Stock over any twenty (20) consecutive trading day period during the Measurement Period, and (y) Acquisition Co.’s calculation of the Additional Merger Consideration payable to each beneficial holder of Contingent Share Rights; (B) a certificate representing a sufficient number of shares of Acquisition Co. Common Stock to pay all Additional Merger Consideration payable to beneficial holders of Contingent Share Rights under this Agreement, and (C) such cash as is necessary to satisfy amounts due the holders of Company Options cancelled pursuant to Section 1.4 of this Agreement.

                              (m) If the Stockholders’ Representative disagrees with Acquisition Co.’s calculation of the Additional Merger Consideration payable, it shall send a written notice stating the basis for such disagreement within five (5) days of receiving the notice from Acquisition Co. contemplated by Section 1.3(l) above and Acquisition Co. and the Stockholders’ Representative shall either resolve the disagreement within three (3) days of the notice or submit the calculation of Additional Merger Consideration to an independent certified public accounting firm of nationally recognized standing mutually agreeable to Acquisition Co. and the Stockholders’ Representative, which shall determine the Additional Merger Consideration payable within 30 days. Acquisition Co. shall pay the reasonable fees and expenses of the independent certified public accounting firm.

                              (n) At such time that Stockholders’ Representative and Acquisition Co. agree on, or the independent certified public accounting firm determines, the calculation of the Additional Merger Consideration payable, the parties will deliver written notice to the Exchange Agent along with any shares or cash representing the Additional Merger Consideration payable but not previously deposited pursuant to Section 1.9(l), and the Exchange Agent will distribute such shares of Acquisition Co. Common Stock as are payable to beneficial holders of Contingent Share Rights in satisfaction of Acquisition Co.’s obligation to pay Additional Merger Consideration pursuant to Section 1.3(b) hereof.

                              (o) If the closing sales price of Acquisition Co.’s Common Stock equals or exceeds the Target Price during any twenty (20) consecutive trading day period during the Measurement Period, and Acquisition Co. is therefore not required to issue any Additional Merger Consideration, the Contingent Share Rights will be void.

          1.10. Dissenting Stockholders. Shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive any portion of the Merger Consideration, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares, unless such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal in respect of his shares of Company Common Stock, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive any Merger Consideration in accordance with Section 1.8, without interest thereon, upon the surrender of certificates representing such shares. Notwithstanding anything to the contrary in this Section 1.10, if the Merger is rescinded or abandoned, the right of any holder to receive the fair value of his Dissenting Shares shall cease. The Company shall give the Acquisition Co. prompt notice of any demands received by the Company for appraisal of shares, and the Acquisition Co. shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of the Acquisition Co., make any payment with respect to, or settle or offer to settle, any such demands.

          2. Representations and Warranties as to Company. The Parent and Company hereby jointly and severally represent and warrant to Acquisition Co. and Acquisition Sub as set forth in this Section 2.

                    2.1. Organization, Standing and Power. Each of Company and Subsidiary (as defined in Section 2.3 below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full corporate power and corporate authority to (a) own, lease and operate its respective properties, (b) carry on the Business as currently conducted by it and (c) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. Each of Company and Subsidiary is qualified to do business as a foreign corporation in each jurisdiction in which the character and location of the properties owned or leased by it, or the conduct of the Business makes it necessary for Company or Subsidiary to qualify to do business as a foreign corporation, except where the failure to be so qualified, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect. For purposes of this Agreement a “Company Material Adverse Effect” shall mean any change, effect or circumstance that (a) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations, condition or prospects (financial or otherwise), results of operations or the conduct of business of Company (or the Surviving Corporation) and its Subsidiary, taken as a whole, other than such changes, effects or circumstances reasonably attributable to (i) economic conditions generally in the United States or foreign economies in any locations where Company or its Subsidiary has material operations or sales; (ii) conditions generally affecting the industries in which Company or its Subsidiary participates; provided, with respect to clauses (i) and (ii), the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on Company or its Subsidiary; (iii) the announcement or pendency of the Merger; (iv) any action taken with Acquisition Co.’s express written consent; (v) any change in the trading price of Company’s Common Stock in and of itself; or (vi) any failure, in and of itself, by Company or its Subsidiary to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clauses (v) and (vi), the facts or circumstances giving rise or contributing to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect); or (b) prevents or materially delays Company from consummating the Merger and the other transactions contemplated by this Agreement. True and complete copies of the Certificate of Incorporation of each of Company and its Subsidiary and all amendments thereof, and of the By-Laws of each of Company and its Subsidiary, as amended to date, have heretofore been furnished to Acquisition Co. Each of Company’s and its Subsidiary’s respective minute books which have previously been made available to Acquisition Co. contain records of the meetings and other corporate actions of Company’s and its Subsidiary’s respective stockholders and Board of Directors (including committees of its Board of Directors) that are accurate and complete in all material respects.

                    2.2. Capitalization.

                              (a) The authorized capital stock of Company consists of 30,000,000 shares of common stock, $.001 par value (the “Company Common Stock”), 15,908,775 of which shares are issued and outstanding as of the date of this Agreement, and 3,000,000 shares of preferred stock, $.001 par value (the “Company Preferred Stock”), none of which is issued and outstanding. All of the Company Common Stock and Company Preferred Stock has been duly authorized, validly issued, fully paid and is nonassessable.

                              (b) Schedule 2.2(b) sets forth a true and complete list of the holders of all outstanding Company Options, which are held by them in the amounts set forth on Schedule 2.2(b). Except as contemplated by this Agreement and except as set forth on Schedule 2.2(b), there are no options, warrants or other rights, voting agreements, arrangements or commitments of any character binding upon Company with respect to the issued or unissued capital stock of Company or obligating Company to issue or sell any shares of capital stock of or other equity interests in Company. There are no preemptive rights with regard to the capital stock of Company. Except as set forth on Schedule 2.2(b) and except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of Company to (A) repurchase, redeem or otherwise acquire any shares of capital stock of Company (or any interest therein), (B) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, (C) issue or distribute to any person any capital stock of Company, or (D) issue or distribute to holders of any of the capital stock of Company any evidences of indebtedness or assets of Company. All of the outstanding securities of Company have been issued and sold by Company in full compliance with applicable federal and state securities laws. The option granted under the Stock Option Agreement dated September 21, 2005 between Company and Mossimo Acquisition Corp. has been terminated.

                    2.3. Interests in Other Entities.

                              (a) Other than Modern Amusement, Inc. (the “Subsidiary”), Company has no direct or indirect subsidiaries. All of the capital stock of Subsidiary is owned by Company free and clear of any and all liens or encumbrances of any nature whatsoever. Other than Subsidiary, Company does not own any equity interest in any Person.

                              (b) Parent does not (a) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation engaged in the same or similar business to that Business engaged in by Company or its Subsidiary (other than not more than five percent (5%) of the publicly-traded capital stock of corporations engaged in such same or similar business held solely for investment purposes); (b) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity engaged in the same or similar business to the Business engaged in by Company or its Subsidiary; or (c) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any other person or entity engaged in the same or similar business to the Business engaged in by Company or its Subsidiary, or (B) to share any profits or capital investments or both from an entity engaged in the same or similar business to the Business engaged in by Company or its Subsidiary.

                    2.4. Authority. (a) The execution and delivery by Company and Parent of this Agreement and of all of the agreements to be executed and delivered by Company and Parent pursuant hereto (collectively, the “Company Documents”), the performance by Company and Parent of its or his respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Parent and have been duly and validly authorized by all necessary corporate action on the part of Company, and Company has all necessary corporate power and corporate authority with respect thereto, subject to approval of the Merger by Company’s stockholders. This Agreement is, and when executed and delivered by Company and Parent, each of the other agreements to be delivered by either or both of them pursuant hereto will be, the valid and binding obligations of Company and Parent, to the extent they are parties thereto, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

                              (b) The execution, delivery and performance of this Agreement by Company and the consummation of the Merger by Company require no material actions in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of the Certificate of Merger in accordance with Delaware Law; (ii) the filing with the

Securities and Exchange Commission (“SEC”) of the Proxy Statement (as defined in Section 4.7); or (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and (iv) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

                    2.5. Noncontravention. Except as set forth on Schedule 2.5, neither the execution and delivery by Company or Parent of this Agreement or of any other Company Documents to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of Company, each as amended to date, (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to either Company, its Subsidiary or Parent, under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of them is a party or by which any of them or any of their respective assets may be bound, or, except as set forth on Schedule 2.5, require any consent, approval, notice or payment under the terms of any such document or instrument, (c) assuming compliance with the matters referred to in Section 2.4(b), violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to Company, Subsidiary or Parent, (d) result in the creation or imposition of any material lien, adverse claim, restriction, charge or encumbrance upon any of the assets of Company or its Subsidiary or the Company Common Stock, or (e) interfere with or otherwise adversely affect the ability of Acquisition Co. or the Surviving Corporation to carry on the Business after the Closing Date (as defined in Section 6) on substantially the same basis as is now conducted by Company and its Subsidiary. Company has obtained and has delivered to Acquisition Co. (i) the Mossimo Restated License Agreement by and between Company and Target Brands, Inc. (“TBI”) dated March 31, 2006, a true and correct copy of which has been delivered to Acquisition Co. (the “TBI License”) and (ii) the Mossimo Transition Services Agreement dated as of March 31, 2006, a true and correct copy of which has been delivered to Acquisition Co. (the “Transition Agreement” and collectively with the TBI License, the “Target Agreements”).

                    2.6. Financial Statements. Company has heretofore made available to Acquisition Co. copies of its audited consolidated financial statements for the three years ended December 31, 2005, including the Company’s audited balance sheet dated December 31, 2005 (the “Company Balance Sheet”), which have been prepared by Company and audited by KPMG, LLP (the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with generally accepted accounting principles in the United States, consistently applied (“U.S. GAAP”) and fairly present in all material respects the financial position of Company and its Subsidiary as at the date thereof and the results of the operations and cash flow for the periods indicated and, to the extent audited, are accompanied by the related unqualified opinions of KPMG, LLP, copies of which have been delivered to Acquisition Co. No report of auditors concerning such Company Financial Statements has been withdrawn or modified. The books and records of Company and its Subsidiary are complete and correct in all material respects, have been maintained in accordance with applicable material legal and accounting requirements, except for such failures as would not, individually or in the aggregate, have a Company Material Adverse Effect, and accurately reflect the basis for the financial condition, results of operations and cash flow of Company and its Subsidiary as set forth in the Company Financial Statements.

                    2.7. Absence of Undisclosed Liabilities. Neither Company nor its Subsidiary has any liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, except (a) liabilities reflected or reserved against in the Company Balance Sheet, (b) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet or (c) liabilities described in Schedule 2.7.

                    2.8. Absence of Changes. Since the date of the Company Balance Sheet and except as set forth in Schedule 2.8, Company and its Subsidiary have conducted the Business in the ordinary course of business, consistent with past practices and since such date there has not been (a) a Company Material Adverse Effect or any circumstance, event, occurrence or development that, individually or in the aggregate, has had or would have a Company Material Adverse Effect, (b) any waivers by Company or its Subsidiary of any right, or cancellations of any debt or claim, of substantial value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the Company Common Stock, (d) any changes in the accounting principles or methods which are utilized by Company and its Subsidiary, (e) any amounts borrowed or any liabilities (absolute or contingent) incurred by Company or its Subsidiary, other than in the ordinary course of business, (f) any liens discharged or satisfied or any obligations or liabilities (absolute or contingent) paid by Company or its Subsidiary, other than in the ordinary course of business, (g) any material assets, either tangible or intangible, of Company or its Subsidiary mortgaged, pledged or subjected to a lien, other than in the ordinary course of business consistent with past practices, (h) any material tangible assets of Company sold, assigned or transferred, other than the sale of inventory in the ordinary course of business, (i) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets of Company or its Subsidiary sold, assigned or transferred, (j) any losses of material property of Company or its Subsidiary, (k) any expenditures by Company or its Subsidiary of any material amount, or any bonuses or extraordinary salary increases, or (l) any amendments or terminations of any material agreement.

                    2.9. Litigation. Except as set forth on Schedule 2.9 or as otherwise disclosed in the Company SEC Reports (as defined in Section 2.25) filed prior to the date hereof, including the notes thereto, there are no material claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to Company’s Knowledge, threatened, against or relating to Company, its Subsidiary or the Parent. Except as set forth on Schedule 2.9, there are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Company or its Subsidiary, this Agreement, the transactions contemplated hereby, the Business or any of the assets of Company and/or its Subsidiary (collectively, “Assets”), the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of Company in any area, or the acquisition by Company of any properties, assets or businesses, or (b) otherwise adverse to the Business, any of the Assets or Company Common Stock. Except as set forth on Schedule 2.9, to Company’s Knowledge, no basis exists for the commencement of any claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations against Company or its Subsidiary. For purposes of this Agreement, Company’s “Knowledge” shall be the knowledge of each of (i) the current directors of Company or (ii) the current officers of Company set forth on Schedule 2.9, in each case after reasonable inquiry by such person of the currently employed Company personnel with senior executive or managerial responsibility for the matter in question.

                    2.10. No Violation of Law. Except as has not had or would not, individually or in the aggregate, have a Company Material Adverse Effect, neither Company nor its Subsidiary is engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Company or its Subsidiary, the Business or any of the Assets, including, but not limited to, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such Act and the Exchange Act (the “Sarbanes-Oxley Act”); those relating to occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use laws and regulations. To Company’s Knowledge, neither Company nor its Subsidiary nor any of their respective stockholders, officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Assets or the Business, any illegal political contributions or payments from corporate funds, that were falsely recorded on the books and records of Company or its Subsidiary, payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, illegal payments from corporate funds to obtain or retain business or payments from corporate funds to third parties in their individual capacities for the purpose of affecting their action or the action of the persons or entities that they represent to obtain special concessions. Except as disclosed in the Company SEC Reports, neither Company nor its Subsidiary has received any notice of violation by the staff of the SEC or any notice that the SEC will or intends to initiate an enforcement proceeding against Company or its Subsidiary. Company has heretofore made available to Acquisition Co. any and all correspondence of Company and/or Subsidiary to and from the SEC since January 1, 2000.

                    2.11. Properties; Assets. All plants, structures and equipment which are utilized in the Business, or are material to the condition (financial or otherwise) of Company and its Subsidiary, are owned or leased by Company or its Subsidiary and are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for the purposes for which they are used and meet in all material respects all standards, clearances and ratings in effect on the date hereof in respect of those laws applicable thereto. Schedule 2.11 sets forth all (a) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Company or its Subsidiary, or which is subject to a title retention or conditional sales agreement or other security device, and (b) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Company or its Subsidiary with an individual value of $50,000 or more. Other than as set forth on Schedule 2.11, each of Company and its Subsidiary has good and marketable title to all of its respective Assets free and clear of all liens or encumbrances other than Permitted Liens. For purposes of this Section 2.11, “Permitted Liens” shall be defined to mean (i) liens for current Taxes and assessments not yet past due and (ii) all other liens that do not materially interfere with the conduct of the business of Company and its Subsidiary.

                    2.12. Intangibles. Schedule 2.12 identifies the Company Intangibles (as defined below), the ownership thereof and, if applicable, Company’s and/or its Subsidiary’s authority for use of the same, which Schedule is complete and correct in all material respects and encompasses: (A) all United States and foreign patents, trademarks and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by Company or its Subsidiary, and all applications therefor (collectively, the “Marks”), (B) all domain names, fictitious and d.b.a. names, proprietary 800 and 888 prefix phone numbers, internet URLs and other similar identifiers and proprietary rights owned or used by Company or its Subsidiary (collectively, the “Proprietary Identifiers”), and (C) all licenses and other agreements to which Company or its Subsidiary is a party or otherwise bound which relate to any of the Intangibles or Company’s or its Subsidiary’s use thereof in connection with the Business (collectively, the “Licenses,” and together with the Marks and Proprietary Identifiers, the “Company Intangibles”). Neither Company nor its Subsidiary is in breach or violation of, and to Company’s Knowledge, no other party thereto is in breach or violation of, any of the terms of any of the aforesaid licenses and/or agreements in a manner that permits termination, adverse modification or material damage recovery. Except as has not had, and would not have, individually or in the aggregate, a Company Material Adverse Effect, (1) Company owns or is authorized to use in connection with the Business all of the Company Intangibles; (2) no proceedings have been instituted, are pending, or to Company’s Knowledge, are threatened, which challenge the rights of Company or its Subsidiary with respect to the Company Intangibles or their use thereof in connection with the Business and/or the Assets or the validity thereof, and there is no valid basis for any such proceedings with respect to Company Intangibles, and to Company’s Knowledge, there is no valid basis for any such proceedings with respect to Company Intangibles used by Company or its Subsidiary pursuant to a License; (3) neither Company’s nor its Subsidiary’s ownership of the Company Intangibles owned or purported to be owned by any of them nor the use of such Intangibles in connection with the Business and/or the Assets violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or, to Company’s Knowledge, is being infringed by others; (4) none of the Company Intangibles, or Company’s or its Subsidiary’s use thereof in connection with the Business and/or the Assets, is subject to any outstanding order, decree, judgment, stipulation or any lien, security interest or other encumbrance; and (5) except as set forth on Schedule 2.12, neither Company nor its Subsidiary has granted any license to third parties with regard to the Company Intangibles.

                    2.13. Systems and Software. Except as has not had and would not have a Company Material Adverse Effect, Company and its Subsidiary own or have the right to use pursuant to lease, license, sublicense, agreement or permission all computer hardware, software and information systems necessary for the operation of the Business as of the Closing Date (collectively, “Systems”). Each System owned or used by Company or its Subsidiary immediately prior to the Closing Date will be owned or available for use by Acquisition Co. on substantially identical terms and conditions immediately subsequent to the Closing Date. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each System owned by a third party and used by Company or its Subsidiary pursuant to lease, license, sublicense, agreement or permission, each of which is set forth on Schedule 2.13: (a) the lease, license, sublicense, agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Merger; (c) Company and its Subsidiary are not, and to Company’s Knowledge, no other party to any such lease, license, sublicense, agreement or permission is, in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default which would permit termination, modification or acceleration thereunder by the other party thereto; (d) no party to any such lease, license, sublicense, agreement or permission has repudiated any provision thereof; (e) neither Company nor its Subsidiary has granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission; and (f) Company’s and its Subsidiary’s use and continued use of such Systems owned by them does not and will not, and, to Company’s Knowledge, Company’s and its Subsidiary’s use and continued use of such Systems used by them pursuant to lease, license, sublicense, agreement or permission does not and will not, interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business.

                    2.14. Tax Matters.

                              (a) Each of Company and its Subsidiary has filed with the appropriate governmental agencies all Tax Returns (as defined herein), and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) due and owing (whether or not shown on any Tax Return) for all Tax periods ending on or prior to the date hereof. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. The provisions for Taxes set forth on the Company Balance Sheet included in the Company Financial Statements reflect and include adequate provisions for the payment in full of any and all Taxes for which each of Company and its Subsidiary is liable, whether to any governmental entity or to other persons (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such Company Balance Sheet; and all Taxes for periods beginning thereafter through the Closing Date have been, or will be, paid when due or adequately reserved against on the books of Company and its Subsidiary. Each of Company and its Subsidiary has duly withheld all material payroll Taxes, FICA and other federal, state and local Taxes and other items required to be withheld by it from employee wages or otherwise with respect to any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party, and has duly deposited the same in trust for or paid over to the proper taxing authorities and all IRS Forms W-2 and 1099s required to be filed with respect thereto have been properly completed and timely filed. Neither Company nor its Subsidiary has executed or filed with any taxing authority any currently effective agreement extending the periods for the assessment or collection of any Taxes. Except as set forth in Schedule 2.14, neither of Company nor its Subsidiary is a party to any pending action or proceeding by any governmental authority for the assessment or collection of Taxes and, to Company’s Knowledge, there is no threatened action or proceeding by any governmental authority for the assessment or collection of Taxes from or against Company or its Subsidiary. Except as set forth in Schedule 2.14, since December 31, 2000, the United States federal income Tax Returns of Company and its Subsidiary have not been audited by the Internal Revenue Service (the “IRS”) nor has any state, local or other taxing authority audited any Tax Returns (as hereinafter defined) of Company and/or its Subsidiary. Except as set forth in Schedule 2.14, there is no material tax dispute or claim concerning the Tax liability of Company or its Subsidiary either (a) raised or claimed by any taxing authority in writing, or (b) as to which Company has Knowledge. Schedule 2.14 lists all federal, state, local, and foreign Tax Returns filed with respect to Company and its Subsidiary for taxable periods ending on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. There is no tax lien, whether imposed by any Federal, state, county, local or foreign taxing authority, outstanding against the Assets, properties or Business of Company or its Subsidiary. Company is not a party to any tax sharing or allocation agreement. Neither Company nor its Subsidiary has been a member of an affiliated group filing a consolidated Federal income Tax Return (other than an affiliated group of which Company is or was the common parent) or has any liability for Taxes of another person (other than any other member of an affiliated group of which Company is or was the common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Except as set forth on Schedule 2.14, no claim has been made by any taxing authority in a jurisdiction where Company or its Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. Neither Company nor its Subsidiary has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company and its Subsidiary (i) have not made any payments; (ii) are not obligated to make any payments; nor (iii) are a party to any agreement that under certain circumstances could obligate them to make any payments that will not be deductible under Section 280G of the Code. Neither Company nor its Subsidiary has been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code) or the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the date of this Agreement. Company and its Subsidiary have disclosed to the IRS on the appropriate Tax Returns any transaction listed in Treasury Regulation Section 1.6011-4(b) (“Reportable Transaction”) in which Company or its Subsidiary has participated. Company and its Subsidiary have retained all documents and other records pertaining to any Reportable Transaction in which they have participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which Company or its

Subsidiary have participated but not listed in Treasury Regulation Section 1.6011-4(g). Neither Company nor its Subsidiary will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in accounting method for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding provision of state, local or foreign income Tax law); (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

                              (b) As used herein, the term “Taxes” or “Tax” means (i) any state, local or foreign income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee or charge of any nature imposed by a governmental body; or (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing.

                              (c) As used herein, “Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any governmental body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

                              (d) Company and its Subsidiary have, at the date of this Agreement, available to them an amount of net operating loss carryovers of at least $10,000,000 for federal income tax purposes and $8,000,000 for state income tax purposes. Company and its Subsidiary will have, at the Closing date, available to them an amount of net operating loss carryovers of at least $1,500,000 for federal income tax purposes. The amount of the aggregate net operating loss carryovers, and the periods in which such carryovers will expire for federal income tax purposes, is set forth on Schedule 2.14(d) hereof

                              (e) Except as set forth in the Company’s SEC Reports and Schedule 2.14(e), neither Company nor its Subsidiary is or has ever been a “personal holding company” and is not and has never been liable for the “personal holding company tax” under the Code, and has disputed and continues to dispute the IRS’ assertion of liability for such tax in its currently pending examination of the federal income tax returns of Company and its Subsidiary.

                    2.15. Banks; Powers of Attorney. Schedule 2.15 is a complete and correct list showing (a) the names of each bank in which Company or its Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from Company or its Subsidiary.

                    2.16. Employee Arrangements. Schedule 2.16 is a complete and correct list and summary description of all (whether written, oral, or otherwise) (a) union, collective bargaining, employment, management, termination and consulting agreements to which Company or its Subsidiary is a party or otherwise bound; and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of Company or its Subsidiary. Said Schedule also lists separately, for each of Company and its Subsidiary, the names and compensation of (i) all employees of Company and (ii) all employees of its Subsidiary, as of March 31, 2006, including bonuses and other incentive compensation for the last two full fiscal years of Company. As of the date hereof, neither Company nor its Subsidiary has received any notice of termination from any of such persons, nor to Company’s Knowledge does any such employee intend to terminate his or her employment.

                    2.17. ERISA.

                              (a) Except as set forth on Schedule 2.17, neither Company nor its Subsidiary maintains or is obligated to contribute to an “employee pension benefit plan”, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or “welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

                              (b) Except as has not had or would not, individually or in the aggregate, have a Company Material Adverse Effect, each employee pension benefit plan set forth on Schedule 2.17 complies currently and has been maintained in compliance with its terms and, both as to form and in operation, with all requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such plans, including ERISA and the Code.

                              (c) Except as has not had or would not, individually or in the aggregate, have a Company Material Adverse Effect, each welfare benefit plan set forth on Schedule 2.17 complies currently and has been maintained in compliance with its terms and, both as to form and in operation, with all requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such plans, including ERISA and the Code. Company does not sponsor, maintain, or contribute to any welfare benefit plan that provides health or death benefits to former employees of Company other than as required by Section 4980B of the Code or other applicable laws.

                              (d) With respect to employee benefit plans of Company or its Subsidiary, Company and/or its Subsidiary, as the case may be, will have made, on or before the Closing Date, all payments required to be made by it on or before the Closing Date and will have accrued (in accordance with U.S. GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies.

                    2.18. Certain Business Matters. Except as is set forth in Schedule 2.18, (a) there are no pending or, to Company’s Knowledge, threatened, labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Company or its Subsidiary, (b) the product and service warranties given by Company and its Subsidiary or by which either or both of them is bound (complete and correct copies or descriptions of which have heretofore been delivered by Company to Acquisition Co.) entail no greater obligations than to Company’s Knowledge are customary in the Business, (c) none of Company, its Subsidiary or the Parent is a party to or bound by any agreement which limits the freedom of Company or its Subsidiary to compete in any line of business or with any person, or which is otherwise materially burdensome to Company or its Subsidiary, and (d) neither Company nor its Subsidiary is a party to or bound by any agreement in which any officer, director or stockholder of Company or its Subsidiary (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

                    2.19. Contracts. Schedule 2.19 is a complete and correct list of all contracts, commitments, obligations and understandings to which Company or its Subsidiary is a party or otherwise bound, other than those which may be anticipated to involve aggregate payments to or by Company or its Subsidiary of $50,000 (or the equivalent) or less calculated over the full term thereof. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on Schedule 2.19 attached to this Agreement have been furnished by Company to Acquisition Co. Except as expressly stated on Schedule 2.19, and as would not, individually or in the aggregate, have a Company Material Adverse Effect, (1) each of the agreements listed on the Schedules hereto is in full force and effect, neither Company nor its Subsidiary is, and to Company’s Knowledge, no other person or entity which is a party thereto or otherwise bound thereby is, in default thereunder; (2) no act or omission by Company or its Subsidiary has resulted in, and to Company’s Knowledge, no act or omission by any other party thereto has resulted in, any event, occurrence or condition which presently constitutes (or which with the giving of notice or the lapse of time or both would give rise to) a default or right of cancellation, acceleration or material loss of contractual benefits thereunder, (3) to Company’s Knowledge, all the covenants to be performed by any other party under such contract, commitment or agreement have been performed in all material respects; (4) to Company’s Knowledge, there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; and (5) none of such contracts, commitments obligations or understandings requires the consent, approval, order or any waiver by, or any other action of or with any person (as defined in Section 4.9), the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term in connection with the Merger.

                    2.20. Governmental Approvals/Consents. Company and its Subsidiary currently hold all governmental and administrative consents, permits, approvals, licenses, certificates and franchises which are necessary for the operation of the Business and Assets, all of which are in full force and effect and will remain in full force and effect immediately following the Merger without the payment of any penalty or the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term and no violations of the terms thereof have heretofore occurred within the past three years or, to Company’s Knowledge, exist as of the date of this Agreement, except for such violations which have not had and would not individually, or in the aggregate, have a Company Material Adverse Effect.

                    2.21. Accounts Receivable; Inventory. The accounts receivable shown in the Company Balance Sheet arose in the ordinary course of business were fully earned by performance. and represented, as of the date of the Company Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of Company arising after the date of the Company Balance Sheet through the date of this Agreement arose in the ordinary course of business, were fully earned by performance and represent bona fide claims against debtors for sales, leases, licenses and other charges. Company believes that the amount carried for allowances, including, without limitation, markdowns, price protection, bad debt allowance and reserves, disclosed in the Company Balance Sheet is as of the date of this Agreement sufficient to provide for any losses which may be sustained on realization of the accounts receivable shown in the Company Balance Sheet.

                    2.22. Accounts Payable. All accounts payable of Company and its Subsidiary which are required by U.S. GAAP to be reflected in the Company Balance Sheet are reflected therein. Except as disclosed in Schedule 2.22, all accounts payable have arisen in the ordinary course of business and represent valid arms-length accounts payable of Company or its Subsidiary, as the case may be.

                    2.23. Customers and Suppliers; Loss of Business.

                              (a) Schedule 2.23 accurately identifies, and provides an accurate and complete breakdown of the revenues, amounts paid to or the value of goods received from, as applicable, each customer, licensee or other Person that individually accounted for more than $50,000 of consolidated gross revenues of Company in each of the last two fiscal years ended December 31, 2004.

                              (b) Neither Company nor Parent have received any notice (whether written or verbal) that the transactions contemplated by this Agreement will result in any material loss of business or reduction in volume with any of the present material customers or licensees of Company or its Subsidiary. There exists no actual or, to Company’s Knowledge, threatened termination, cancellation or material limitation of, or any materially adverse modification or change in, the business relationship between Company or its Subsidiary and any material customer or licensee of Company or its Subsidiary.

                    2.24. Insurance. Company and its Subsidiary maintain the policies of insurance (the “Insurance Policies”) set forth in Schedule 2.24, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.24 sets forth the name of the insurer under each Insurance Policy, the type of policy or bond, the coverage amount and any applicable deductible of the Insurance Policy, and other material provisions, as of the date hereof. All premiums due and payable on or prior to the date hereof under all Insurance Policies have been paid. Each of Company and its Subsidiary is in compliance with the terms of the Insurance Policies, and all Insurance Policies are in full force and effect. To Company’s Knowledge, there is no threatened termination of any Insurance Policy. Company has previously made available to Acquisition Co. a list of all material claims made under the Insurance Policies since December 31, 2003.

                    2.25. Regulatory Compliance; Information Supplied.

                              (a) Company has duly and timely filed all reports, statements, forms, schedules, registration statements, prospectuses, proxy statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, since December 31, 2002 (“Company SEC Reports”). Each of the Company SEC Reports, at the time of its filing, complied in all material respects, and each of Company’s SEC Reports to be filed after the date hereof, shall comply in all material respects, with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and did not at the time filed, and will not, if filed subsequent to the date hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading.

                              (b) Each required form, report and document containing financial statements that Company has filed with or furnished to the SEC since July 31, 2002 was accompanied by the certifications required to be filed or furnished by Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. As of the date of this Agreement, neither Company nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Company to comply with, and the appropriate officers of Company to make all certifications required under, the Sarbanes-Oxley Act.

                              (c) The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement (each as defined in Section 4.7) shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (iii) the time of the Company Stockholders’ Meeting (as defined in Section 4.7), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All documents that Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing sentence, no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Acquisition Co. or Acquisition Sub for inclusion or incorporation by reference in the Proxy Statement.

                    2.26. Board Approval; Vote Required. The Board of Directors of Company has by resolutions duly adopted at a meeting duly called and held, which resolutions, have not been subsequently rescinded, modified or withdrawn in any way, by unanimous vote duly (i) determined that this Agreement and the Merger and the transactions contemplated hereby are fair to and in the best interests of Company and its stockholders, (ii) approved this agreement and the Merger and the transactions contemplated hereby and declared their advisability, and (iii) recommend that the stockholders of Company approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”) and directed that this Agreement be submitted for consideration by Company’s stockholders at the Company Stockholders’ Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote necessary to approve this Agreement and the transactions contemplated hereby. The approval of the Company Board of Directors constitutes approval of this Agreement as required under any applicable state takeover law and no such state takeover law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.

                    2.27. Internal Accounting Controls; Disclosure Controls and Procedures. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance in all material respects that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act. Company’s “disclosure controls and procedures” are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Company’s principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Company required by Section 302 of the Sarbanes-Oxley Act with respect to such reports.

                    2.28. Listing and Maintenance Requirements. The Company Common Stock is registered pursuant to the Exchange Act and is listed on The NASDAQ SmallCap Market, and Company has taken no action designed to terminate the registration of the Company Common Stock or delisting the Company Common Stock from The NASDAQ SmallCap Market. Company has not, in the two years preceding the date hereof, received notice (written or oral) from The NASDAQ SmallCap Market to the effect that Company is not in compliance with the listing or maintenance requirements thereof. Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Company Common Stock on The NASDAQ SmallCap Market.

                    2.29. Information as to Company. None of the representations or warranties made by Company or Parent in this Agreement is, or contained in any of the Company Documents to be executed or delivered pursuant hereto will be, when considered as a whole, false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3. Representations and Warranties as to Acquisition Co and Acquisition Sub. Acquisition Co. and Acquisition Sub hereby jointly and severally represent and warrant to Company and Subsidiary as set forth in this Section 3.

                    3.1. Organization, Standing and Power. Each of Acquisition Co. and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to (a) own, lease and operate its properties, (b) carry on its business as currently conducted by it and (c) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. Each of Acquisition Co. and Acquisition Sub is qualified to do business as a foreign corporation in each jurisdiction in which the character and location of the properties owned or leased by Acquisition Co., or the conduct of the business makes it necessary for it to qualify to do business as a foreign corporation, except where the failure to be so qualified, individually or in the aggregate, has not had or would not have an Acquisition Co. Material Adverse Effect. For purposes of this Agreement an “Acquisition Co. Material Adverse Effect” shall mean any change, effect or circumstance that (a) is or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, condition or prospects (financial or otherwise), results of operations or the conduct of business of Acquisition Co. and Acquisition Sub, taken as a whole, other than such changes, effects or circumstances reasonably attributable to (i) economic conditions generally in the United States or foreign economies in any locations where Acquisition Co. or its subsidiaries has material operations or sales; (ii) conditions generally affecting the industries in which Acquisition Co. or its subsidiaries participate; provided, with respect to clauses (i) and (ii), the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on Acquisition Co. or its subsidiaries; (iii) the announcement or pendency of the Merger ; (iv) any action taken with the Company’s express written consent; (v) any change in the trading price of Acquisition Co.’s Common Stock in and of itself; or (vi) any failure, in and of itself, by Acquisition Co. to meet internal or other estimates predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clauses (v) and (vi), the facts or circumstances giving rise or contributing to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, an Acquisition Co. Material Adverse Effect); or (b) prevents or materially delays Acquisition Co. from consummating the Merger and the other transactions contemplated by this Agreement.

                    3.2. Capitalization.

                              (a) The authorized capital stock of Acquisition Co. consists of 75,000,000 shares of Acquisition Co. Common Stock, 35,734,616 of which shares are issued and outstanding, and 5,000,000 shares of preferred stock, $.001 par value (the “Acquisition Co. Preferred Stock”), none of which is issued and outstanding. All of the Acquisition Co. Common Stock and Acquisition Co. Preferred Stock has been duly authorized, validly issued, fully paid and is nonassessable.

                              (b) Except as set forth on Schedule 3.2, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding upon Acquisition Co. with respect to the issued or unissued capital stock of Acquisition Co. or obligating Acquisition Co. to issue or sell any shares of capital stock of or other equity interests in Acquisition Co. There are no preemptive rights with regard to the capital stock of Acquisition Co. Except as set forth on Schedule 3.2 and except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of Acquisition Co. to (A) repurchase, redeem or otherwise acquire any shares of capital stock of Acquisition Co. (or any interest therein), (B) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, (C) issue or distribute to any person any capital stock of Acquisition Co., or (D) issue or distribute to holders of any of the capital stock of Acquisition Co. any evidences of indebtedness or assets of Acquisition Co. All of the outstanding securities of Acquisition Co. have been issued and sold by Acquisition Co. in full compliance with applicable federal and state securities laws.

                    3.3.  Interests in Other Entities. Other than Acquisition Sub, Acquisition Co. has no direct or indirect subsidiaries except as set forth in Acquisition Co.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Acquisition Co. Form 10-K”). Other than Acquisition Sub and the subsidiaries set forth in the Acquisition Co. Form 10-K, Acquisition Co. does not own any equity interest in any Person.

                    3.4. Authority. (a) The execution and delivery by each of Acquisition Co. and Acquisition Sub of this Agreement and of all of the agreements to be executed and delivered by Acquisition Co. and Acquisition Sub pursuant hereto (collectively, the “Acquisition Co. Documents”), the performance by Acquisition Co. and Acquisition Sub of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Acquisition Co. and Acquisition Sub and Acquisition Co. and Acquisition Sub have all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by Acquisition Co. and Acquisition Sub, each of the other agreements to be delivered by either or both of them pursuant hereto will be, the valid and binding obligations of Acquisition Co. and Acquisition Sub, to the extent they are parties thereto, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies. Acquisition Co. has determined that it is in the best interests of Acquisition Co. and its stockholders for Company to be merged with and into Acquisition Sub upon the terms and subject to the conditions set forth herein, including the disposition of Subsidiary as contemplated by Section 4, and believes that the price to be paid by Parent for the shares of Subsidiary represents the fair value thereof.

                               (b) The execution, delivery and performance of this Agreement by Acquisition Co. and Acquisition Sub and the consummation of the Merger by Acquisition Co. require no material actions in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of the Certificate of Merger in accordance with Delaware Law; (ii) the filing with the SEC of the Registration Statement; (iii) the filing of an additional listing application with NASDAQ in respect of the Acquisition Co. Common Stock to be registered pursuant to the Registration Statement; or (iv) compliance with any applicable requirements of the Exchange Act and expiration or termination of the applicable waiting period under the HSR Act.

                    3.5. Noncontravention. Except as set forth on Schedule 3.5, neither the execution and delivery by Acquisition Co. or Acquisition Sub of this Agreement or of any other Acquisition Co. Documents to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of Acquisition Co. or Acquisition Sub, each as amended to date, (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to either or both of them, under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either or both of them is a party or by which either or both of them or any of their respective assets may be bound, or, except as set forth on Schedule 3.5, require any consent, approval, notice or payment under the terms of any such document or instrument, (c) assuming compliance with the matters referred to in Section 3.4(b), violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to Acquisition Co. or Acquisition Sub, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the material assets of Acquisition Co. or the Acquisition Co. Common Stock. Except as stated on Schedule 3.5, failure to obtain any such consent or the effect of any item described in (b) or (d) has not had or would not, individually or in the aggregate, have an Acquisition Co. Material Adverse Effect.

                    3.6. Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Acquisition Co. SEC Reports (as defined in Section 3.16) was, or will be, prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of Acquisition Co. and the consolidated subsidiaries of Acquisition Co. as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have an Acquisition Co. Material Adverse Effect). No report of auditors in such SEC Reports has been withdrawn or modified. The books and records of Parent and each of its subsidiaries are complete and correct in all material respects and have been, and are being, maintained in accordance with applicable material legal and accounting requirements, except for such failures as would not, individually or in the aggregate, have an Acquisition Co. Material Adverse Effect.

                    3.7. Absence of Undisclosed Liabilities. Acquisition Co. has no liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, except (a) liabilities or obligations reflected in the Acquisition Co. Balance Sheet, or (b) liabilities incurred in the ordinary course of business since December 31, 2005 which would not, individually or in the aggregate, have an Acquisition Co. Material Adverse Effect.

                    3.8. Absence of Changes. Since the date of the Acquisition Co. Balance Sheet and except as set forth in Schedule 3.8, Acquisition Co. and its subsidiaries have operated in the ordinary course of business, consistent with past practices and since such date there has not been an Acquisition Co. Material Adverse Effect or any circumstance, event, occurrence or development that, individually or in the aggregate, has had or would have an Acquisition Co. Material Adverse Effect In particular, neither Acquisition Co,. nor any of its Subsidiaries has

                              (i) amended its certificate of incorporation or by-laws in any way or altered through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Acquisition Co. or its subsidiaries;

                              (ii) adopted a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(iii) changed any accounting principles used by Acquisition Co.; or

(iv) authorized any of, or committed or agreed to take any of the foregoing actions.

                    3.9. Litigation. Except as set forth in the Acquisition Co. SEC Reports, filed prior to the date hereof, including the notes thereto, there are no material claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to Acquisition Co.’s Knowledge, threatened, against or relating to Acquisition Co., or any subsidiary of Acquisition Co. Except as set forth on Schedule 3.9, there are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Acquisition Co. or any of its subsidiaries, this Agreement or the transactions contemplated hereby, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of Acquisition Co. or any of its subsidiaries in any area, or the acquisition by Acquisition Co. of any properties, assets or businesses, or (b) otherwise adverse to the business, any of the assets of Acquisition Co. or Acquisition Co. Common Stock. Except as set forth on Schedule 3.9, to Acquisition Co.’s Knowledge, no basis exists for the commencement of any claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations against Acquisition Co. or any of its subsidiaries. For purposes of this Agreement, Acquisition Co.’s “Knowledge” shall be the knowledge of each of (i) the current directors of Acquisition Co. or (ii) the current officers of Acquisition Co. set forth on Schedule 3.9, in each case after reasonable inquiry by such person of the currently employed Acquisition Co. personnel with senior executive or managerial responsibility for the matter in question.

                    3.10. No Violation of Law. Except as has not had or would not, individually or in the aggregate, have an Acquisition Co. Material Adverse Effect, neither Acquisition Co. nor any of its subsidiaries is engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Acquisition Co. or any of its subsidiaries, including, but not limited to, the Sarbanes-Oxley Act; those relating to occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use laws and regulations. To Acquisition Co.’s Knowledge, neither Acquisition Co. nor any of its subsidiaries nor any of their respective stockholders, officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to its assets, any illegal political contributions or payments from corporate funds, that were falsely recorded on the books and records of Acquisition Co. or any of its subsidiaries, payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions. Neither Acquisition Co. nor any of its subsidiaries has received any notice of violation by the staff of the SEC or any notice that the SEC will or intends to initiate an enforcement proceeding against Acquisition Co. or any of its subsidiaries.

                    3.11. Properties; Assets. All plants, structures, and equipment which are utilized in Acquisition Co. and its subsidiaries’ operations, or are material to the condition (financial or otherwise) of Acquisition Co., are owned or leased by Acquisition Co. or its subsidiaries and are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for the purposes for which they are used and meet in all material respects and standards, clearances and ratings in effect on the date hereof in respect of those laws applicable thereto. The Acquisition Co. SEC Reports set forth (a) all material real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Acquisition Co. or its subsidiaries, or which is subject to a title retention or conditional sales agreement or other security device, and (b) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Acquisition Co. or its subsidiaries with an individual value of $50,000 or more. Acquisition Co. has title to all material assets thereof except as disclosed in the Acquisition Co. SEC Reports.

                    3.12. Intangibles. Except as has not had and would not, individually or in the aggregate, have an Acquisition Co. Material Adverse Effect, (1) Acquisition Co. and its subsidiaries own or are authorized to use in connection with their business all of the intellectual property that is relevant or necessary to the conduct of the business of Acquisition Co. and its subsidiaries (the “Acquisition Co. Intangibles”); (2) no proceedings have been instituted, are pending, or to Acquisition Co.’s Knowledge, are threatened, which challenge the rights of Acquisition Co. or any of its subsidiaries with respect to the Acquisition Co. Intangibles or their use thereof in connection with their respective businesses or the validity thereof, and there is no valid basis for any such proceedings with respect to Acquisition Co. Intangibles or its subsidiaries, and to Acquisition Co.’s Knowledge, there is no valid basis for any such proceedings with respect to Acquisition Co. Intangibles or its subsidiaries pursuant to any license; (3) neither Acquisition Co.’s nor any of its subsidiaries’ ownership of the Acquisition Co. Intangibles owned or purported to be owned by any of them nor the use of such Intangibles in connection with their respective businesses violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or, to Acquisition Co.’s Knowledge, is being infringed by others; and (4) none of the Acquisition Co. Intangibles, or Acquisition Co.’s or its subsidiaries use thereof in connection with their respective businesses, is subject to any outstanding order, decree, judgment, stipulation or any lien, security interest or other encumbrance.

                    3.13. Tax Matters.

                              (a) Each of Acquisition Co. and its Acquisition Sub has filed with the appropriate governmental agencies all material Tax Returns (as defined herein), and has paid in full or contested in good faith or made adequate provision for the payment of, material Taxes (as defined herein) due and owing (whether or not shown on any Tax Return) for all Tax periods ending on or prior to the date hereof. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. The provisions for Taxes which will be set forth on the balance sheet included in the Acquisition Co.’s financial statements reflect and include adequate provisions for the payment in full of any and all material Taxes for which each of Acquisition Co. and its subsidiaries is liable, whether to any governmental entity or to other persons (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such Acquisition Co. balance sheet; and all Taxes for periods beginning thereafter through the

Closing Date have been, or will be, paid when due or adequately reserved against on the books of Acquisition Co. and its Acquisition Sub. Each of Acquisition Co. and its Acquisition Sub has duly withheld all material payroll Taxes, FICA and other federal, state and local Taxes and other items required to be withheld by it from employee wages or otherwise with respect to any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party, and has duly deposited the same in trust for or paid over to the proper taxing authorities and all IRS Forms W-2 and 1099s required to be filed with respect thereto have been properly completed and timely filed. Neither Acquisition Co. nor its Acquisition Sub has executed or filed with any taxing authority any currently effective agreement extending the periods for the assessment or collection of any Taxes. Except as set forth in Schedule 3.13, neither of Acquisition Co. nor its Acquisition Sub is a party to any pending action or proceeding by any governmental authority for the assessment or collection of Taxes and, to Acquisition Co.’s Knowledge, there is no threatened action or proceeding by any governmental authority for the assessment or collection of Taxes from or against Acquisition Co. or its Acquisition Sub. Except as set forth in Schedule 3.13, since December 31, 2000, the United States federal income Tax Returns of Acquisition Co. and its Acquisition Sub have not been audited by the IRS nor has any state, local or other taxing authority audited any Tax Returns of Acquisition Co. and/or its Acquisition Sub. Except as set forth in Schedule 3.13, there is no material tax dispute or claim concerning the Tax liability of Acquisition Co. or its Acquisition Sub either (a) raised or claimed by any taxing authority in writing, or (b) as to which Acquisition Co. has Knowledge. Neither Acquisition Co. nor its Acquisition Sub has been a member of an affiliated group filing a consolidated Federal income Tax Return (other than an affiliated group of which Acquisition Co. is or was the common parent) or has any liability for Taxes of another person (other than any other member of an affiliated group of which Acquisition Co. is or was the common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. No claim has been made by any taxing authority in a jurisdiction where Acquisition Co. or its Acquisition Sub does not file material Tax Returns that it is or may be subject to taxation in that jurisdiction. Neither Acquisition Co. nor its Acquisition Sub has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Acquisition Co. and its Acquisition Sub have disclosed to the IRS on the appropriate Tax Returns any transaction listed in Treasury Regulation Section 1.6011-4(b) in which Acquisition Co. or its Acquisition Sub has participated. Acquisition Co. and its Acquisition Sub have retained all documents and other records pertaining to any Reportable Transaction in which they have participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which Acquisition Co. or its Acquisition Sub have participated but not listed in Treasury Regulation Section 1.6011-4(g).

                    3.14. Governmental Approvals/Consents. Acquisition Co. and its subsidiaries currently hold all governmental and administrative consents, permits, approvals, licenses, certificates and franchises which are necessary for the operation of their respective businesses, all of which are in full force and effect and will remain in full force and effect immediately following the Merger without the payment of any penalty or the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term and no violations of the terms thereof have heretofore occurred within the past three years or, to Acquisition Co.’s Knowledge, exist as of the date of this Agreement, except for such violations which have not had or would not, individually or in the aggregate, have an Acquisition Co. Material Adverse Effect.

                    3.15. ERISA.

                              Except as set forth on Schedule 3.15, neither Acquisition Co. nor any subsidiary maintains or is obligated to contribute to an “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA, or any “welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

                              Except as has not had or would not, individually or in the aggregate, have an Acquisition Co. Material Adverse Effect, each employee pension benefit plan set forth on Schedule 3.15 complies currently and has been maintained in compliance with its terms and, both as to form and in operation, with all requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such plans, including ERISA and the Code.

                              Except as has not had or would not, individually or in the aggregate, have an Acquisition Co. Material Adverse Effect, each welfare benefit plan set forth on Schedule 3.15 complies currently and has been maintained in compliance with its terms and, both as to form and in operation, with all requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such plans, including ERISA and the Code. Acquisition Co. does not sponsor, maintain, or contribute to any welfare benefit plan that provides health or death benefits to former employees of Acquisition Co. other than as required by Section 4980B of the Code or other applicable laws.

                    3.16. Regulatory Compliance; Information Supplied.

                              Acquisition Co. has duly and timely filed all reports, statements, forms, schedules, registration statements, prospectuses, proxy statements, and other documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act, as the case may be, since December 31, 2002 (“Acquisition Co. SEC Reports”). Except as disclosed therein, each of the Acquisition Co. SEC Reports, at the time of its filing, complied in all material respects, and each Acquisition Co.’s SEC Reports to be filed after the date hereof, shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and did not, at the time filed, and will not, if filed subsequent to the date hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Acquisition Co. SEC Reports, neither Company nor any of its Subsidiaries has received any notice of violation by the staff of the SEC or any notice that the SEC will or intends to initiate an enforcement proceeding against Company or any of its Subsidiaries.

                    Each required form, report and document containing financial statements that Acquisition Co. has filed with or furnished to the SEC since July 31, 2002 was accompanied by the certifications required to be filed or furnished by Acquisition Co.’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. As of the date of this Agreement, neither Acquisition Co. nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Acquisition Co.’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Acquisition Co. to comply with, and the appropriate officers of Acquisition Co. to make all certifications required under, the Sarbanes-Oxley Act.

                    The information supplied or to be supplied by the Acquisition Co. for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Company and (iii) the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All documents that the Acquisition Co. is responsible for filing with the SEC in connection with the Merger will comply as to form and substance with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing sentence, no representation or warranty is made by Acquisition Co. with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation by reference in the Registration Statement.

                    3.17. Internal Accounting Controls. Acquisition Co. maintains a system of internal accounting controls sufficient to provide reasonable assurance in all material respects that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. Acquisition Co. has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Acquisition Co. to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act. Acquisition Co.’s “disclosure controls and procedures” are reasonably designed to ensure that material information (both financial and non-financial) relating to Acquisition Co. required to be disclosed in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Acquisition Co.’s principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Acquisition Co. required by Section 302 of the Sarbanes-Oxley Act with respect to such reports

                    3.18. Listing and Maintenance Requirements. Acquisition Co.’s Common Stock is registered pursuant to the Exchange Act and is listed on The NASDAQ National Market, and Acquisition Co. has taken no action designed to terminate the registration of Acquisition Co. Common Stock or delisting Acquisition Co. Common Stock from The NASDAQ National Market. Acquisition Co. has not, in the two years preceding the date hereof, received notice (written or oral) from The NASDAQ National Market to the effect that Acquisition Co. is not in compliance with the listing or maintenance requirements thereof. Acquisition Co. is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of Acquisition Co.’s Common Stock on The NASDAQ National Market.

                    3.19. Financing. Acquisition Co. has delivered a copy of the commitment letter dated April 1, 2006 (the “Commitment Letter”) from UCC Consulting Corporation pursuant to which the parties thereto have committed, subject to the terms and conditions set forth therein, to provide financing up to $57,000,000 in connection with the Merger (the “Financing”). The Financing, together with cash available from Acquisition Co. and available cash from Company, following the Effective Time, will provide sufficient funds to consummate the Merger and pay all related fees and expenses. As of the date of this Agreement, Acquisition Co. has no reason to believe that any of the conditions to funding under the Commitment Letter will not be satisfied or that the funds from the Financing will not be available on a timely basis for the Merger.

                    3.20. Information as to Acquisition Co. None of the representations or warranties made by Acquisition Co. or Acquisition Sub in this Agreement is, or contained in any of the Acquisition Co. Documents to be executed and delivered pursuant hereto will be, false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4. Certain Covenants

                    4.1. Public Announcements. Acquisition Co. and Company agree that the joint press release set forth in Exhibit D hereto shall be released to the public immediately upon execution hereof. Acquisition Co. and Company will consult with each other before issuing any other press release or making any other public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or applicable stock exchange or NASDAQ regulations, will not issue any such press release or make any such public statement prior to such consultation.

                    4.2. Brokers. Except for fees and expenses payable by Company to B. Riley & Co., each of Acquisition Co. on the one hand, and Company and the Parent on the other hand, represents and warrants to the other that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement.

                    4.3. Investigation; Confidentiality. Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with the provisions of Section 7.1 hereof or the Closing Date, each of Acquisition Co. and Company may, directly and through their representatives, make such investigation of the other party and its Business and Assets as it deems necessary or advisable, but such investigation shall not affect any of the representations and warranties contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, each of Acquisition Co. and Company and their representatives shall have reasonable access, during normal business hours after the date hereof, to all properties, books, contracts, commitments and records of the other, and each party shall furnish to the other party and its representatives such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. Each party and its management, employees, accountants and attorneys shall cooperate fully with the other and its representatives in connection with such investigation. With respect to information disclosed pursuant to this Section 4.3, the parties hereto shall comply with, and cause their respective representatives to comply with, all of their respective obligations under that certain Mutual Confidentiality Agreement previously executed by Company and Acquisition Co. (the “Confidentiality Agreement”).

                    4.4. Consummation of Transaction. Each of the parties hereto hereby agrees to use its best efforts to cause all conditions precedent to its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using best efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, notations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto. Acquisition Co. will keep available sufficient unissued shares to allow it to issue all the Acquisition Co. Common Stock to be delivered under this Agreement as the Common Stock Consideration and Additional Merger Consideration.

                    4.5. Cooperation/Further Assurances.

                              (a) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

                              (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as Acquisition Co. and/or Acquisition Sub, on the one hand, and/or Company and/or the Parent, on the other, or their respective legal counsel may, reasonably require in order to document and carry out the transactions contemplated by this Agreement.

                              (c) Each of the parties hereto shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of any Tax Returns of Company or its Subsidiary or relating to the Business and any audit, litigation or other proceeding with respect to Taxes of Company or its Subsidiary or relating to the Business. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parent and Company agree (A) to retain all books and records currently in its possession with respect to Tax matters pertinent to Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Acquisition Co. or Company of any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any governmental agency; and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books or records and if another party so requests, to allow such other party to take possession of such books and records. Acquisition Co. shall prepare and file, or shall cause Company to prepare and file, all Tax Returns of Company which have a filing due date subsequent to the Closing Date, but which relate to Tax periods ending on or prior to the Closing Date or to a straddle period. Prior to the filing of any of the foregoing Tax Returns with the applicable Tax authority, Acquisition Co. or Company, as applicable, shall deliver a copy of such Tax Return to Parent sufficiently in advance of the filing due date to allow Parent a reasonable opportunity to review and comment thereon. From and after the Closing, Company shall not file (and Acquisition Co. shall not permit the filing of) any amendment of or supplement to any Tax Return previously filed by Company on or prior to the Closing Date without the prior written consent of Parent, which consent shall not be unreasonably withheld.

                              (d) Acquisition Co. and Parent further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                    4.6. Accuracy of Representations. Each party hereto agrees that prior to the Closing Date it will enter into no transaction and take no action, and will use its best efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument executed and delivered by him or it pursuant hereto not to be true and correct, or not to be performed as contemplated, after the occurrence of such transaction or event.

                    4.7. Company Stockholder Approval; Proxy Statement; Acquisition Co. Registration Statement.

                              (a) The Company, acting through its Board of Directors, shall: (i) duly call a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting and approving the Merger and the other transactions contemplated by this Agreement (the “Company Stockholders’ Approval”); (ii) hold the Company Stockholders’ Meeting as soon as practicable following the date the Proxy Statement (as defined below) is cleared by the SEC, and (iii) subject to its fiduciary duties under applicable law, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby and take all reasonable and lawful action to solicit and obtain such approval and adoption (the “Company Recommendation”) and, subject to Section 4.9 hereof, shall not withdraw or adversely modify such recommendation, and the Proxy Statement (as defined below) shall contain such recommendation. The record date for the Company Stockholders’ Meeting shall be a date chosen by the Board of Directors of the Company.

                              (b) As soon as practicable after the execution of this Agreement, (i) Company shall prepare and file a proxy statement (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) with the SEC with respect to the Company Stockholders’ Meeting and (ii) Acquisition Co. shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Acquisition Co. Common Stock to be issued to the stockholders of the Company in connection with the Merger. Acquisition Co. and Company will notify each other of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and will supply each other with copies of all correspondence between each other or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Registration Statement. Each party shall give the other party and its counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and shall give the other and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Acquisition Co. and Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. Each of Acquisition Co. and Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. Acquisition Co. and Company shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Acquisition Co. shall take all or any action reasonably required under any applicable federal or state securities laws in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, Company shall mail the Proxy Statement to its stockholders. If at any time prior to the approval of this Agreement by Company’s stockholders there shall occur any event which must be set forth in an amendment or supplement to the Proxy Statement, Company and Acquisition Co. will jointly prepare and Company shall mail to its stockholders such an amendment or supplement. No filing of an amendment or supplement to the Proxy Statement or the Registration Statement shall be made without the prior written consent of the other party, such consent not to be unreasonably withheld.

                    4.8. Conduct of Business; Notification of Certain Matters. (a) Company covenants and agrees as to itself and its Subsidiary, and Parent covenants and agrees to cause Company, except as specifically permitted by any other provision of this Agreement, to conduct the Business during the period from the date of this Agreement to the Closing Date only in the ordinary course and in a manner consistent with past practice and in compliance with applicable laws, and Company and Parent shall preserve intact Company’s and its Subsidiary’s business organizations, maintain and preserve the Assets, undertake Company’s and Subsidiary’s reasonable commercial efforts to keep available the services of the respective current officers, employees and consultants of Company and its Subsidiary and preserve the present goodwill of Company and its Subsidiary and their relationships with customers, suppliers and other persons with whom it has business relations. In addition to the foregoing, except as specifically permitted by any other provisions in this Agreement, Company (as to itself and its Subsidiary) shall not, nor shall Parent authorize Company or Subsidiary, between the date hereof and the Closing Date, directly or indirectly, to do any of the following without the prior written consent of Acquisition Co.:

                              (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the Company Common Stock; split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or purchase, redeem or otherwise acquire any shares of Company Common Stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; except pursuant to the exercise of existing Company Options, authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of Company Common Stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities convertible securities or any other securities or equity equivalents;

                              (ii) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of Company or Subsidiary who are not officers of the Company or Subsidiary, in the ordinary course of business, in accordance with past practice; enter into employment arrangements, other than in the ordinary course of business consistent with past practice, with any other employee of the Company or Subsidiary involving compensation in excess of $50,000; or establish, adopt, enter into, amend or terminate any written agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                              (iii) amend its Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Company or Subsidiary;

                              (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof; or any assets that are material, individually or in the aggregate, to Company, except purchases in the ordinary course of business consistent with past practice;

                              (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of Company’s or Subsidiary’s properties or assets, except (A) sales or dispositions in the ordinary course of business consistent with past practice and (B) the sale of the capital stock of Subsidiary in accordance with Section 4.8(d) hereof;

                              (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

(vii) enter into, amend, modify or terminate any material agreement, contract or commitment;

(viii) expend funds for capital expenditures in excess of $50,000;

                              (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(x) recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement;

(xi) change any accounting principles used by Company, unless required by the Financial Accounting Standards Board;

                              (xii) make any tax election or settle or compromise any income tax liability or file any amended Tax Return or file any Tax Return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of Company and Subsidiary, taken as a whole;

                              (xiii) settle or compromise any litigation in which Company or Subsidiary is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $50,000 and in the aggregate in an amount in excess of $100,000;

(xiv) modify or amend any existing insurance policy;

(xv) knowingly act in a manner intended to materially delay the consummation of the Merger or result in any of the conditions to the Merger set forth in Article 5 being satisfied; or

(xvi) authorize any of, or commit or agree to take any of the foregoing actions.

                              (b) Company and Parent shall give prompt notice to Acquisition Co. of (i) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of Company and/or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Company and/or Parent hereunder; provided, however, that the delivery of any notice pursuant to this Subsection 4.8(b) shall not limit or otherwise affect the remedies available hereunder to Acquisition Co. and Acquisition Sub.

                              (c) within five (5) business days prior to the Closing Date, Acquisition Co. shall have received a schedule, certified by the chief financial officer of Company, reflecting Company’s good faith best estimate of the Adjusted Cash Balance, and the basis for such calculation (together with supporting documentation satisfactory to Acquisition Co.) (the “Adjusted Cash Statement”). During the period from Acquisition Co.’s receipt of the Adjusted Cash Statement until the Closing, Company and Parent shall give to Acquisition Co. and its agents such assistance and access to the assets, books and records of Company as Acquisition Co. and its agents shall reasonably request in order to enable them to (i) calculate and confirm the amount of the estimated Adjusted Cash Balance, and (ii) confirm that the actual Adjusted Cash Balance at Closing (less the Option Payments to be made pursuant to Section 1.4) will be not less than $17,000,000, it being acknowledged and agreed that in the event the Closing Cash Balance (less the Option Payments to be made pursuant to Section 1.4) is less than $17,000,000, the Cash Consideration shall be reduced in accordance with the terms and provisions of Section 1.3. Company and Parent further covenant and agree to not, during the period commencing on the date of receipt by Acquisition Co. of the Adjusted Cash Statement and ending on the Closing, increase the amount of the Adjusted Cash Balance through Funded Debt (as defined below). For purposes, hereof, “Funded Debt” shall mean all indebtedness for borrowed money issued, incurred, assumed or guaranteed of or by Company which would, in accordance with GAAP, be classified as funded indebtedness, but in any event “Funded Debt” shall include all indebtedness for borrowed money, whether secured or unsecured.

                              (d) Prior to the Closing, Parent shall acquire from the Company all of the capital stock of Subsidiary for a purchase price of $2,000,000 payable over four years and on terms and conditions reasonably acceptable to Acquisition Co.

                    4.9. Conduct of Business; Notification of Certain Matters.

                              Acquisition Co. covenants and agrees as to itself and its subsidiaries, except as specifically permitted by any other provision of this Agreement, to conduct its business during the period from the date of this Agreement to the Closing Date only in the ordinary course and in a manner consistent with past practice and in compliance with applicable laws, and Acquisition Co. shall preserve intact Acquisition Co. and its subsidiaries business organizations, maintain and preserve their assets, undertake Acquisition Co. and its subsidiaries reasonable commercial efforts to keep available the services of the respective current officers, employees and consultants of Acquisition Co. and its subsidiaries and preserve the present goodwill of Acquisition Co. and its subsidiaries and their relationships with customers, suppliers and other persons with whom it has business relations. In addition to the foregoing, except as specifically permitted by any other provisions in this Agreement, Acquisition Co. (as to itself and its subsidiaries) shall not between the date hereof and the Closing Date, directly or indirectly, do any of the following without the prior written consent of Company and Parent:

                    (i) amend its certificate of incorporation or by-laws in any way adverse to Company or Parent or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Acquisition Co. or its subsidiaries;

                    (ii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(iii) change any accounting principles used by Acquisition Co., unless required by the Financial Accounting Standards Board;

(iv) knowingly act in a manner intended to materially delay the consummation of the Merger or result in any of the conditions to the Merger set forth in Article 5 being satisfied; or

(v) authorize any of, or commit or agree to take any of the foregoing actions.

                              Acquisition Co. shall give prompt notice to Company of (i) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation made by Acquisition Co. contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of Acquisition Co. to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Acquisition Co. hereunder; provided, however, that the delivery of any notice pursuant to this Subsection 4.9(b) shall not limit or otherwise affect the remedies available hereunder to Company.

                    4.10. No Solicitation of Transactions. Prior to the earlier of (A) the Closing Date or (B) the termination of this Agreement in accordance with the provisions of Section 7.1, neither Company, directly or indirectly, through any director, officer, employee, investment banker, financial advisor, attorney, accountant or other agent or representative of Company, nor Parent, directly or indirectly through any affiliate of Parent or otherwise, shall solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition or purchase of all or any portion of the Company Common Stock, Assets (other than in the ordinary course of business) or Business of, or any equity interest in, Company, or any business combination with Company and other than with Acquisition Co. or any affiliate of Acquisition Co., participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Company and Parent shall, and shall cause any of their respective representatives or affiliates to, immediately cease and cause to be terminated or withdrawn any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transaction contemplated hereby). In addition, prior to the earlier of (A) the Closing Date or (B) termination of this Agreement in accordance with the provisions of Section 7.1, Parent agrees not to, directly or indirectly, through any affiliate of Parent or otherwise, reinstate or make any new tender offer to purchase shares of Company Common Stock or any other type of acquisition of all, or substantially all, of the capital stock or assets of Company, whether by merger or other type of business combination with Company. Company and the Parent shall promptly notify Acquisition Co. if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Acquisition Co., indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer. Notwithstanding the foregoing, the Board of Directors of Company shall be permitted (A) in response to an unsolicited bona fide written Acquisition Proposal (as hereinafter defined) from any Person (as hereinafter defined) received after the date of this Agreement, to recommend such Acquisition Proposal to its stockholders or withdraw or modify in any adverse manner the Company Recommendation, and (B) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person received after the date of this Agreement, if and only to the extent that, in any such case described in the preceding clause (A) or (B), (i) the Board of Directors of Company shall have concluded in good faith that such Acquisition Proposal (x) in the case described in clause (A) above would, if consummated, constitute a Superior Proposal (as hereinafter defined), or (y), in the case described in clause (B) above, could reasonably be expected to constitute a Superior Proposal, (ii) the Board of Directors of Company shall have determined in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to be deemed to have acted in a manner consistent with its fiduciary duties under the DGCL and (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors shall have received from such Person an executed confidentiality agreement containing terms and provisions no less favorable to Company than those contained in the

Confidentiality Agreement between Acquisition Co. and Company. Company shall, within one (1) business day, notify Acquisition Co. in writing of any and all such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, which notice shall set forth the name(s) of such Person and the material terms and conditions of any Acquisition Proposals. Company shall keep Acquisition Co. fully and promptly informed of the status (including amendments or proposed amendments) of any such Acquisition Proposal. Nothing in this Section 4.10 shall permit Company to terminate this Agreement (except as specifically provided in Section 7.1(f) hereof). Nothing contained in this Agreement shall be deemed to restrict the parties from complying with Rule 14d-9 or 14e-2 under the Exchange Act.

          “Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, business combination, or similar transaction involving Company, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of Company representing 20% or more of the consolidated assets of Company and its Subsidiary, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of Company, (d) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of Company or (e) any combination of the foregoing (other than the Merger).

          “Person” shall mean an individual, partnership (general or limited), corporation, joint venture, business trust, limited liability company, cooperative, association or other form of business organization (whether or not regarded as a business entity under applicable law), trust, estate or any other entity.

          “Superior Proposal” means a bona fide Acquisition Proposal (except that references in the definition of Acquisition Proposal to “20%” shall be “50%”) that the Board of Directors of Company determines in its good faith business judgment (after consultation with its financial advisors of nationally recognized reputation and legal counsel) (i) would result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (including any amendments hereto), and (ii) is, a proposal for which financing, to the extent required, is then fully committed or which, in the good faith judgment of Company’s Board of Directors (after consultation with financial advisors of nationally recognized reputation) is reasonably capable of being financed, and which is reasonably capable of being completed on the terms proposed.

                    4.11. Tax Free Reorganization Treatment. The parties hereto acknowledge that the Merger is intended to qualify for Tax purposes as a tax free reorganization within the meaning of Section 368 of the Code. The Company, Acquisition Co. and Acquisition Sub shall cooperate and use their best efforts for the Company to obtain the opinion of Blank Rome LLP in form and substance reasonably satisfactory to Company to the effect that the

Merger will constitute a reorganization within the meaning of 368 of the Code (the “Tax Opinion”).

                    4.12. Record Retention. Parent agrees to retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which Company or its Subsidiary have participated in.

                    4.13. Affiliates. Company will use its reasonable best efforts to cause each director, executive officer and other Person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Company to deliver to Acquisition Co., as soon as practicable after the date of this Agreement, and prior to the date of Company Stockholders Meeting, a written agreement, in the form of Exhibit E.

                    4.14. Legal Conditions to Merger. Each of Acquisition Co. and Company shall take reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger (which actions shall include, without limitation, filing and furnishing all information required under the HSR Act, and in connection therewith shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their subsidiaries in connection with the Merger. Each of Acquisition Co. and Company shall, and shall cause its subsidiaries to (i) take reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other third party, required to be obtained or made by Company, Acquisition Co. or any of their subsidiaries for any of the conditions set forth in Section 5 to be satisfied (any of the foregoing, an “Approval”) or the taking of any action required in furtherance thereof or otherwise contemplated thereby or by this Agreement, (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any governmental entity which may adversely affect the ability of the parties hereto to consummate the Merger or to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Acquisition Co. nor Company shall be required to agree to waive any substantial rights to accept any substantial limitation on its operations or to dispose of any material assets in connection with obtaining any such consent, authorization, order, approval or exemption.

                    4.15. Class Action Suit. Prior to the Closing, Company and the Parent shall use their best efforts to either (i) have the class action lawsuit entitled “Company, Inc. Shareholder Litigation, Consolidated Civil Action No. 1246-N (the “Class Action Suit”) withdrawn and terminated with prejudice or (ii) settle the Class Action Suit to the reasonable satisfaction of Acquisition Co.

                    4.16. Parent Voting Restrictions; Lock Up.

                              (a) Parent hereby agrees to vote the shares of Company Common Stock owned or held of record by him in favor of the adoption of the Merger, provided, however, that Parent shall no longer be obligated to vote in favor of the Merger if Company’s Board of Directors withdraws its recommendation of the Merger and terminates this Agreement pursuant to Section 7.1(f) hereto.

                               (b) For a period of two years after the Effective Time, Parent hereby agrees to vote the shares of Acquisition Co. Common Stock to be received by Parent pursuant to this Agreement and any other shares of Acquisition Co. Common Stock owned or held of record by him in favor of matters approved by the Board of Directors of Acquisition Co. (the “Acquisition Co. Board”) or at the direction of the Acquisition Co. Board, in each case, in connection with all matters seeking Acquisition Co. stockholder approval, or to take all actions by written consent in lieu of any such meeting as directed by the Acquisition Co. Board, other than for Excluded Transactions until Parent no longer owns in the aggregate more than 1,000,000 shares of Acquisition Co. Common Stock (it being understood that this voting restriction does not apply to any of such shares sold). “Excluded Transactions” shall mean any transaction or series of transactions that, directly or indirectly, (A) results in any holder of the shares receiving proportionately less or different consideration for any shares held by such holder or otherwise being treated disproportionately adversely than any other holder of Acquisition Co. Common Stock or other interests convertible, exchangeable or exercisable into shares of Acquisition Co. Common Stock; (B) has the effect of increasing the proportionate share of the outstanding Acquisition Co. Common Stock held by any affiliate of Acquisition Co, except as a result of (y) the issuance to such affiliate for fair value of any such shares of Acquisition Co. Common Stock on terms and conditions approved by the Acquisition Co., or (z) the issuance of equity securities of Acquisition Co to Acquisition Co.’s employees in the ordinary course of business pursuant to employee benefit plans or arrangements approved by the Acquisition Co. Board; (C) has an adverse effect on any existing employment, consulting or other arrangement between Acquisition Co. or any of its subsidiaries and any such holder or any affiliate of such holder of shares; or (D) would subject any holder of shares of Acquisition Co. Common Stock to liability under any applicable law. Parent hereby agrees and hereby agrees to cause Edwin Lewis (“Lewis”) to enter into a Lock-Up Agreement in substantially the form attached hereto as Exhibit F (the “Lock-Up Agreement”).

                    4.17. Indemnification; Insurance. (a) If the Merger is consummated, then until the sixth anniversary of the Effective Time, Acquisition Co., Inc. will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification provisions under Company’s Certificate of Incorporation or By-Laws as in effect on the date hereof and pursuant to any indemnification agreements between Company and such Company Indemnified Parties existing as of the date hereof (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time. In connection therewith Acquisition Co., Inc. will cause the Surviving Corporation to advance expenses to Company Indemnified Parties as incurred to the fullest extent provided for under the Company Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any claims for indemnification made under this Section 4.17 on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 4.17 shall not apply to any claim or matter that relates to a willful or intentional breach of a representation, warranty or covenant made by Company in connection with this Agreement or the transactions contemplated hereby.

                               (b) For a period of six years after the Effective Time, Acquisition Co., Inc. will cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Acquisition Co., Inc. or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage (or such coverage as available for such 150% of such annual premium).

                               (c) This Section shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successor and assigns of the Surviving Corporation and Acquisition Co., Inc., and shall be enforceable by the Company Indemnified Parties.

          5. Conditions of Merger.

                    5.1. Conditions to Obligations of Acquisition Co. and Acquisition Sub to Effect the Merger. The respective obligations of Acquisition Co. and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date (as defined in Section 6) of the following conditions:

                              (a) Accuracy of Representations and Warranties. The representations and warranties of each of Company and the Parent contained in any Company Document delivered by either or both of them shall have been true and correct (without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” set forth therein) when made, and, in addition, as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date, except when the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Company Material Adverse Effect.

                               (b) Performance of Agreements. Each of Company and the Parent, as the case may be, shall have performed, observed and complied in all material respects with all of their obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any Company Document and required to be performed, observed or complied with, or to be satisfied or fulfilled, by Company or the Parent at or prior to the Closing Date.

                               (c) Company Material Adverse Effect. Since the date of this Agreement, there shall have been no event, development or state of facts that results in or would result in a Company Material Adverse Effect.

                               (d) Opinions of Counsel for Company and the Parent; Tax Opinion. Acquisition Co. and Acquisition Sub shall have (i) received an opinion of Paul, Hastings, Janofsky & Walker LLP, counsel for Company and Parent, dated the Closing Date, in substantially the form attached hereto as Exhibit G and (ii) the Tax Opinion.

                               (e) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, in the reasonable judgment of Acquisition Co. (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

                               (f) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and all governmental and administrative authorities (including but not limited to, the expiration or early termination of the applicable waiting period under the HSR Act) required by Acquisition Co. as a precondition to the performance by Company and the Parent of their respective obligations hereunder (the “Consents”) shall have been obtained and shall be in full force and effect.

                               (g) No Termination. This Agreement shall not have been terminated pursuant to Section 7.

                               (h) Agreement for Creative Director Services. Parent shall have executed and delivered to Acquisition Co. a services agreement in substantially the form attached hereto as Exhibit H (the “Services Agreement”).

                               (i) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

                               (j) The Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                               (k) NASDAQ Listing. The shares of Acquisition Co. Common Stock issuable to Company’s stockholders in the Merger shall have been approved for listing on The NASDAQ National Market, subject to official notice of issuance.

                              (l) Sarbanes-Oxley Certifications. Neither the Chief Executive Officer nor the Chief Financial Officer of Company shall have failed to provide, with respect to any Company SEC Reports after the date of this Agreement, any necessary certification in the form required under the Sarbanes-Oxley Act.

                              (m) Dissenting Shares. No more than 5% of the issued and outstanding Company Common Stock shall remain eligible to be Dissenting Shares.

                              (n) Company Option Plans All Company Plan Options and all Company Option Plans shall have been cancelled and be of no further force or effect in accordance with Section 1.4 hereof.

                              (o) Employment Agreements The employment agreements of Company with each of the individuals listed on Schedule 5.1(o) shall have been terminated.

                              (p) Closing Certificates. Each of Company and the Parent shall have furnished Acquisition Co. with certificates executed by an executive officer, dated the Closing Date, to the effect that all conditions to be satisfied at or as of the Closing have been waived or satisfied.

                              (q) Lock-Up Agreement. Parent and Lewis shall have executed and delivered to Acquisition Co. a Lock-Up Agreement.

                              (r) Target Agreements. The Target Agreements shall not have been amended without Acquisition Co.’s written consent and shall be in full force and effect.

                              (s) Registration Rights Agreement. Parent and Lewis shall have executed and delivered to Acquisition Co. the Registration Rights Agreement in substantially the form of Exhibit I hereto (the “Registration Rights Agreement”).

                              (t) Adjusted Cash Statement. Company shall have timely delivered, the Adjusted Cash Statement (and otherwise satisfied the provisions of Section 4.8(c) hereof).

                              (u) Sale of Subsidiary to Parent. Parent shall have acquired from Company all of the outstanding capital stock of Subsidiary on the terms and conditions described in Section 4.8(d).

                    5.2. Conditions to Obligations of Company and the Parent to Effect the Merger. The obligations of Company and the Parent to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                              (a) Accuracy of Representations and Warranties. The representations and warranties of Acquisition Co. and Acquisition Sub contained in any Acquisition Co. Documents delivered by either Acquisition Co. or Acquisition Sub or both of them shall have been true when made, (without giving effect to “materiality” or an “Acquisition

Co. Material Adverse Effect” set forth therein), and, in addition, shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or an “Acquisition Co. Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in an Acquisition Co. Material Adverse Effect.

                              (b) Performance of Agreements. Each of Acquisition Co. and Acquisition Sub shall have performed, observed and complied, in all material respects, with all obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any Acquisition Co. Document and required to be performed, observed or complied with, or satisfied or fulfilled, by Acquisition Co. and Acquisition Sub or either of them at or prior to the Closing Date.

                              (c) Acquisition Co. Material Adverse Effect. Since the date of this Agreement there shall have been no event, development or state of facts that results in or would reasonably be expected to result in an Acquisition Co. Material Adverse Effect.

                              (d) Opinion of Counsel for Acquisition Co. and Tax Opinion. Company and the Parent shall have received (i) an opinion of Blank Rome LLP, counsel for Acquisition Co. and Acquisition Sub, dated the Closing Date, in substantially the form of Exhibit J hereto and (ii) the Tax Opinion.

                              (e) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, in the reasonable judgment of Company and the Parent (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

                              (f) No Termination. This Agreement shall not have been terminated pursuant to Section 7.

                              (g) Consents. Acquisition Co. and Acquisition Sub shall have obtained all consents set forth on Schedule 3.5.

                              (h) Services Agreement. Acquisition Co. shall have executed and delivered to Parent the Services Agreement.

                              (i) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

                              (j) The Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                              (k) Registration Rights Agreement. Acquisition Co. shall have executed and delivered to the Parent and Lewis the Registration Rights Agreement.

                              (l) Sarbanes-Oxley Certifications. Neither the Chief Executive Officer nor the Chief Financial Officer of Acquisition Co. shall have failed to provide, with respect to any Acquisition Co. SEC Reports after the date of this Agreement, any necessary certification in the form required under the Sarbanes-Oxley Act.

                              (m) NASDAQ Listing. The shares of Acquisition Co. Common Stock issuable to Company’s stockholders in the Merger shall have been approved for listing on The NASDAQ National Market, subject to official notice of issuance.

                              (n) Fairness Opinion. FMV Valuation Services or another financial advisory firm reasonably satisfactory to the Company (the “Company Financial Advisor”) shall have delivered to Company an opinion, as of the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (the “Fairness Opinion”), and Company shall have been authorized by the Company Financial Advisor to permit, subject to prior review and consent by the Company Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Proxy Statement and Registration Statement. If this condition has not been satisfied within three weeks following the date of this Agreement, Acquisition Company may recommend, at the Company’s expense, another financial advisor (the “Alternate Financial Advisor”) to deliver the Fairness Opinion, and if this condition has not been satisfied or waived by the date which is six weeks from the date of this Agreement, and this Agreement is terminated, Company shall pay or reimburse Acquisition Co.’s expenses reasonably incurred in connection with this Agreement and the Merger. Upon receipt of the Fairness Opinion, the conditions set forth in this Section 5.02(n) shall be deemed satisfied.

                              (o) Closing Certificates. Each of Acquisition Co. and Acquisition Sub shall have furnished Company with certificates executed by an executive officer, dated the Closing Date, to the effect that all conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects.

          6. The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7, the closing of the Merger (the “Closing”) will take place at the offices of Blank Rome LLP as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Section 5 (the “Closing Date”); or such later date as shall have been fixed by a written instrument signed by the parties.

                    6.1. Deliveries by Acquisition Co. and Acquisition Sub at or prior to the Closing. At or prior to the Closing, Acquisition Co. and Acquisition Sub shall deliver the following:

                              (a) to the Exchange Agent, (i) by wire transfer of immediately available funds, the Cash Consideration required under this Agreement to be paid to all stockholders of Company other than Parent; and (ii) stock certificates representing the Acquisition Co. Common Stock and instruments representing the Contingent Share Rights, to be delivered under Section 1.9 hereof.

                              (b) to the Parent, by wire transfer of immediately available funds, an amount equal to the product of the Cash Consideration required to be paid to Parent under this Agreement based upon the Company Certificates delivered by the Parent pursuant to Section 6.2(f);

                              (c) copies of (i) resolutions adopted by the Acquisition Co. Board of Directors authorizing Acquisition Co. to execute and deliver the Acquisition Co. Documents to which it is a party, to perform its obligations thereunder and to effect the Merger upon the terms and subject to the conditions set forth therein, and (ii) resolutions adopted by the Acquisition Sub Board of Directors, and the written consent of Acquisition Sub’s sole stockholder, authorizing Acquisition Sub to execute and deliver the Acquisition Co. Documents to which it is a party, to perform its obligations thereunder and to effect the Merger upon the terms and subject to the conditions set forth therein, duly certified by the Secretaries or Assistant Secretaries of Acquisition Co. and Acquisition Sub, respectively;

                              (d) certificates of the Secretary or Assistant Secretary of each of Acquisition Co. and Acquisition Sub certifying as to the incumbency and specimen signatures of the officers of Acquisition Co. and Acquisition Sub executing the Acquisition Co. Documents on behalf of such corporation;

                              (e) all Consents set forth on Schedule 3.5 required of Acquisition Co. to consummate the transactions contemplated hereby, if any;

                              (f) confirmation from the Secretary of State of the State of Delaware that the Certificate of Merger of Company with and into Acquisition Sub has been filed with such Secretary of State;

                              (g) the Services Agreement duly executed by Acquisition Co.

                              (h) the certifications and opinions required to be delivered to Company and the Parent pursuant to Section 5.2 hereof; and

                              (i) the Registration Rights Agreement duly executed by Acquisition Co.

                    6.2. Deliveries by Company and/or the Parent at or prior to the Closing. At or prior to the Closing, Company and/or the Parent, as applicable, shall deliver to Acquisition Co. and/or Acquisition Sub, as the case may be, the following:

                              (a) a duly executed exchange agent agreement, if required by the Exchange Agent;

                              (b) a copy of the resolutions of the Board of Directors of Company, and the Stockholder Consent, duly certified by the Secretary or assistant Secretary of Company;

                              (c) certificates of the Secretary or Assistant Secretary of Company certifying as to the incumbency and specimen signatures of the officers of Company executing the Company Documents on behalf of such corporation;

                              (d) all Consents required of Company to consummate the transactions contemplated hereby;

                              (e) evidence of the termination of all employment agreements for those individuals set forth on Schedule 5.1(o);

                              (f) all Company Certificates held by Parent as of the Closing Date, accompanied by all documents required to effect such transfer and evidence that any applicable stock transfer taxes have been paid;

                              (g) the Services Agreement, duly executed by Parent;

                              (h) the certifications and opinions required to be delivered by Company and the Parent pursuant to Section 6.1 hereof;

                              (i) the Lock-Up Agreement duly executed by Parent and Lewis;

                              (j) the Registration Rights Agreement duly executed by Parent; and

                              (k) the Adjusted Cash Statement.

                    6.3. Other Deliveries. In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

          7. Termination, Amendment and Waiver.

                    7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

                              (a) by mutual consent of Acquisition Co. and the Company;

                              (b) by Acquisition Co. and Acquisition Sub, on the one hand, or Company and the Parent, on the other hand, if (i) the Merger shall not have been consummated by August 31, 2006, provided, however, that such date shall be extended for a period of sixty (60) days if the staff of the SEC has not cleared the Proxy Statement or Registration Statement by June 30, 2006; provided further, however, that the right to terminate this Agreement under this Subsection 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date or (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

                              (c) by Acquisition Co. and Acquisition Sub, if Acquisition Co. and Acquisition Sub are not in material breach of any of their respective representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Company or the Parent and (i) Company and the Parent are not using their reasonable efforts to cure such breach or have not cured such breach, in either case, within five (5) business days after receipt of notice of such breach by Company and the Parent (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 5.1 would not then be satisfied;

                              (d) by Company and/or the Parent, if Company and the Parent are not in material breach of any of their representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Acquisition Co. or Acquisition Sub and (i) Acquisition Co. and Acquisition Sub are not using their reasonable efforts to cure such breach or has not cured such breach, in either case, within five (5) business days, after receipt of notice of such breach by Acquisition Co. and Acquisition Sub (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 5.2 would not then be satisfied;

                              (e) by Acquisition Co., if the Board of Directors of Company shall have (A) failed to make the Company Recommendation, (B) withdrawn the Company Recommendation, (C) modified the Company Recommendation in a manner adverse to Acquisition Co. or Acquisition Sub, (D) approved or recommended to its stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into any agreement with respect to an Acquisition Proposal, (E) after an Acquisition Proposal has been made, fails to affirm the Company Recommendation within five (5) days of any request by Acquisition Co. to do so notwithstanding any continued evaluation of such Acquisition Proposal, (F) recommended that the stockholders tender their shares in any tender offer or exchange offer that is commenced which, if successful, would result in any Person or group becoming a beneficial owner of 20% or more of the outstanding capital stock of Company or (G) shall have resolved to do any of the foregoing;

                              (f) by Company, if the Board of Directors of Company shall have concluded in good faith, after consultation with outside counsel, that such action is necessary in order for it to be deemed to have acted in a manner consistent with its fiduciary duties under the DGCL and under any other applicable law in connection with its approval of a Superior Proposal; provided that Acquisition Co. and/or Acquisition Sub does not make, within two (2) business days of receipt of Company’s written notification of its intention to terminate this Agreement pursuant to this Section 7.1(f), an offer that the Board of Directors of Company determines, in good faith after consultation with its financial advisors of nationally recognized reputation, is at least as favorable, from a financial point of view, to the stockholders of Company as such Superior Proposal. Company shall (A) not enter into a binding agreement with respect to a Superior Proposal until at least two (2) business days after it has provided the notice to Acquisition Co. required by this section and (B) notify Acquisition Co. promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification, provided that contemporaneously with such termination, Company shall have made the payment of the fee to Acquisition Co. required by it under 7.2(a) by wire transfer in same day funds; and

                              (g) by Company or Acquisition Co., if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting; provided further, however, that the right to terminate this Agreement under this Subsection 7.1(g) shall not be available to Company if the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act by Company and such action or failure constitutes a material breach by Company of this Agreement.

                    7.2. Effect of Termination.

                              (a) In the event of the termination of this Agreement as provided in this Section 7, this Agreement shall, forthwith become null and void and there shall be no liability on the part of any party hereto, provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof. Such a termination shall not, however, affect the obligations of the parties with respect to Sections 4.2 (Brokers), 4.3 (Investigation; Confidentiality) and Section 7.3 (Fees and Expenses). Furthermore, Company shall pay to Acquisition Co., the sum of Five Million Dollars ($5,000,000) (the “Termination Fee”) in the event that this Agreement is terminated as follows: (i) if Company shall terminate this Agreement pursuant to Section 7.1(f); (ii) if Acquisition Co. shall terminate this Agreement pursuant to Section 7.1(e) or (iii) if (A) Acquisition Co. or Company shall terminate this Agreement pursuant to 7.1(g). Any Termination Fee payable under this provision shall be payable as liquidated damages to compensate Acquisition Co. for the damages Acquisition Co. will suffer if this Agreement is terminated under the circumstances set forth in this Section 7.2(a), which damages cannot be determined with reasonable certainty. It is specifically agreed that the Termination Fee represents liquidated damages and not a penalty.

                              (b) Any payment required to be made pursuant to Section 7.2(a)(i) shall be paid prior to or contemporaneously with, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to Section 7.1(f). Any payment required to be made pursuant to Section 7.2(a)(ii) and (iii) shall be paid not later than two (2) business days after the date of termination. All payments under this Section 7.2(b) shall be made by wire transfer of immediately available funds to an account designated by Acquisition Co. Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquisition Co. would not enter into this Agreement. Accordingly, if Company fails promptly to pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment, Acquisition Co. commences a suit which results in a judgment against Company for the fee set forth in this Section 7.2, Company shall pay to Acquisition Co. its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate in effect on the date such payment is required to be made, as liquidated damages. For the avoidance of doubt, the Termination Fee is intended in part to compensate for all reasonable costs and expenses of Acquisition Co. in connection with this Agreement, if a Termination Fee is payable and as such represents an exception to Section 7.3 but shall not create any other duty or obligation to pay such costs or expenses if no Termination Fee is payable.

                    7.3. Fees and Expenses. Subject to Section 7.2 and Section 5.2(n), Acquisition Co. and Acquisition Sub, on the one hand, and the Parent (on behalf of itself and on behalf of Company), shall each bear their own expenses in connection with the transactions contemplated hereby provided, however, that Acquisition Co. shall pay all fees in connection with the HSR filing.

                    7.4. Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          8. No Survival of Representations and Warranties. Each of the parties hereto hereby agrees that (a) the covenants set forth in Section 4 shall survive the Closing for the period of time specified therein, and (b) none of the representations or warranties in this Agreement shall remain in effect after the Effective Time.

          9. General Provisions.

                    9.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by express, certified or registered mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to Acquisition Co. or
Acquisition Sub:	Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, New York 10018
Attn: Neil Cole, CEO
Fax: (212) 391-0127

with a copy to:	Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attn: Robert J. Mittman, Esq.
Fax: (212) 885-5001

If to Company:	Mossimo, Inc.
2016 Broadway
Santa Monica, California 90404
Fax: (310) 460-0124

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, California 92626
Attn: Peter J. Tennyson
Fax: (714) 668-6337

If to the Parent:	Mossimo Giannulli
c/o Mossimo, Inc.
2016 Broadway
Santa Monica, California 90404
Fax: (310) 460-0124

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, California 92626
Attn: Peter J. Tennyson
Fax: (714) 668-6337

                    9.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

                    9.3. Entire Agreement. This Agreement, together with the Confidentiality Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                    9.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                    9.5. Schedules. All references in this Agreement to Schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of the representations and warranties to which they relate. To the extent a disclosure has been made by Acquisition Co., Acquisition Sub, Company or the Parent on any Schedule, it shall be in writing, shall indicate the section pursuant to which it is being delivered, and shall be initialed by the delivering party. For purposes of this Agreement, information which is necessary to make a given Schedule complete and accurate, but is omitted therefrom, shall nevertheless be deemed to be contained therein if it is contained on any other Schedule; but only if such information appears on such other Schedule in such form and detail that it is responsive to the requirements of such given Schedule.

                    9.6. No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void.

                    9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware without regard to its choice of law principles. Each of Acquisition Co., Acquisition Sub, Company and the Parent hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of Delaware and of the United States located in the Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby and waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum.

                    9.8. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, each of Acquisition Co., Acquisition Sub and Company, by their respective officers thereunto duly authorized, and the Parent, have caused this Agreement to be executed as of the date first written above.

ATTEST		ICONIX BRAND GROUP, INC.

By:	/s/ Deborah Sorell Stehr	By:	Neil Cole

	Name: Deborah Sorell Stehr		Name: Neil Cole
	Title: Secretary		Title: CEO

ATTEST		MOSS ACQUISITION CORP.

By:	/s/ Deborah Sorell Stehr	By:	/s/ Neil Cole

	Name: Deborah Sorell Stehr		Name: Neil Cole
	Title: Secretary		Title: President

ATTEST		MOSSIMO, INC.

By:	/s/ Edwin Lewis	By:	/s/ Mossimo Giannulli

	Name: Edwin Lewis		Name: Mossimo Giannulli
	Title: Co-CEO		Title: Co-CEO

ATTEST

By:	/s/ Edwin Lewis	/s/ Mossimo Giannulli

	Name: Edwin Lewis	MOSSIMO GIANNULLI
Title: Co-CEO

List of Omitted Schedules and Exhibits

Company Disclosure Schedules	Description

2.2(b)	Outstanding Stock Options

2.5	Non-Contravention

2.7	Undisclosed Liabilities

2.8	Absence of Changes

2.9	Litigation

2.11	Properties; Assets

2.12	Intangible Personal Property

2.13	Systems and Software; Tangible Personal Property

2.14	Tax Matters

2.14(d)	Net Operating Loss Carryovers

2.14(e)	Personal Holding Company

2.15	Banks; Powers of Attorney

2.16	Employee Arrangements

2.17	ERISA

2.18	Certain Business Matters

2.19	Certain Material Contracts

2.21	Accounts Receivable; Inventory

2.22	Accounts Payable

2.23	Customers and Suppliers of the Company; Loss of Business

2.24	Insurance Policies

Acquisition Co. Disclosure Schedules	Description

3.2(b)	Capitalization

3.5	Non-Contravention/Consents

3.8	Absence of Changes

3.9	Litigation

3.13	Tax Matters

3.15	ERISA

5.1(o)	Employment Agreements

Exhibits	Description

Exhibit D	Form of Joint Press Release

Exhibit G	Form of Opinion of Counsel to Company and Parent

Exhibit J	Form of Opinion of Counsel to Acquisition Co.

EXHIBIT A

CERTIFICATE OF MERGER
OF
MOSSIMO, INC.
INTO
MOSS ACQUISITION CORP.

Pursuant to Section 251(c) of the General Corporation Law

               Mossimo, Inc., a Delaware corporation, desiring to merge with Moss Acquisition Corp., a Delaware corporation, pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware, does hereby certify as follows:

          FIRST: The names and states of incorporation of each constituent corporation are:

Name	State of Incorporation

Mossimo, Inc.	Delaware

Moss Acquisition Corp.	Delaware

          SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each constituent corporation in accordance with Section 251(c) of the General Corporation Law.

          THIRD: The name of the surviving corporation is Moss Acquisition Corp.

          FOURTH: Upon the effective date of the merger, Article FIRST of the Certificate of Incorporation of Moss Acquisition Corp. shall be amended to read as follows:

                    “FIRST: The name of the corporation is:

MOSSIMO, INC.”

          FOURTH: The Certificate of Incorporation of Moss Acquisition Corp., as amended hereby, shall be the Certificate of Incorporation of the surviving corporation.

          FIFTH: An executed copy of the Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, c/o ____________________, and a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

                    IN WITNESS WHEREOF, Moss Acquisition Corp. has caused this Certificate to be executed this _____ day of __________, 2006.

MOSS ACQUISITION CORP.

By:

Name:
Title:

EXHIBIT B

CERTIFICATE OF INCORPORATION
OF
ACQUISITION SUB, INC.

          FIRST: The name of the Corporation is:

ACQUISITION SUB, INC.

          SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is three thousand (3,000) shares of Common Stock, par value $.01 per share.

          FIFTH: The name and address of the sole incorporator is as follows:

NAME	ADDRESS

Ralph D. Mosley, Jr.	405 Lexington Avenue New York, New York 10174

          SIXTH: Unless required by law or determined by the chairman of the meeting to be advisable, the vote by stockholders on any matter, including the election of directors, need not be by written ballot.

          SEVENTH: The Corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, and to reclassify the same, and to amend,

alter, change or repeal any provision contained in the Certificate of Incorporation under which the Corporation is organized or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in said Certificate of Incorporation or any amendment thereto are granted subject to the aforementioned reservation.

          EIGHTH: The Board of Directors shall have the power at any time, and from time to time, to adopt, amend and repeal any and all By-Laws of the Corporation.

          NINTH: 1. Indemnification

          The Corporation shall, and does hereby, indemnify to the fullest extent permitted or authorized by the Delaware General Corporation Law or judicial or administrative decisions, as the same exists or may hereafter be amended or interpreted differently in the future (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Corporation to provide broader indemnification rights than permitted prior thereto), each person (including the current and future heirs, beneficiaries, personal representatives and estate of such person) who was or is a party, or is threatened to be made a party, or was or is a witness, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) and whether the basis of such Proceeding is an allegation of an action in an official capacity of such person related to the Corporation or any other capacity while such person is serving as an officer, director, employee or agent of the Corporation, against any liability (which for purposes of this Article shall include any judgment, settlement, penalty or fine) or cost, charge or expense (including attorneys’ fees) asserted against him or incurred by him by reason of the fact that such indemnified person (1) is or was a director, officer or employee of the Corporation or (2) is or was an agent of the Corporation as to whom the Corporation, by action of its Board of Directors, has agreed to grant such indemnity or (3) is or was serving, at the request of the Corporation, as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of any employee benefit plan) or (4) is or was serving as an agent of such other corporation, partnership, joint venture, trust or other enterprise described in clause (3) hereof as to whom the Corporation, by action of its Board of Directors, has agreed to grant such indemnity. Each director, officer, employee or agent of the Corporation to whom indemnification rights under this Section 1 of this Article have been granted shall be referred to as an “Indemnified Person.”

          Notwithstanding the foregoing, except as specified in Section 3 of this Article, the Corporation shall not be required to indemnify an Indemnified Person in connection with a Proceeding (or any part thereof) initiated by such Indemnified Person unless such authorization for such Proceeding (or any part thereof) was not denied by the Board of Directors of the Corporation prior to sixty (60) days after receipt of notice thereof from such Indemnified Person stating his intent to initiate such Proceeding and only upon such terms and conditions as the Board of Directors may deem appropriate.

          2. Advance of Costs, Charges and Expenses

          Costs, charges and expenses (including attorneys’ fees) incurred by an officer, director, employee or agent who is an Indemnified Person in defending a Proceeding shall be paid by the Corporation to the fullest extent permitted or authorized by the Delaware General Corporation Law or judicial or administrative decisions, as the same exists or may hereafter be amended or interpreted differently in the future (but, in the case of any such future amendment or interpretation, only to the extent that such amendment or interpretation permits the Corporation to provide broader rights to advance costs, charges and expenses than permitted prior thereto), in advance of the final disposition of such Proceeding, upon receipt of an undertaking by or on behalf of the Indemnified Person to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision that such person is not entitled to be indemnified by the Corporation as authorized in this Article and upon such other terms and conditions, in the case of an agent as to whom the Corporation has agreed to grant such indemnity, as the Board of Directors may deem appropriate. The Corporation may, upon approval of the Indemnified Person, authorize the Corporation’s counsel to represent such person in any Proceeding, whether or not the Corporation is a party to such Proceeding. Such authorization may be made by the Board of Directors by majority vote, including directors who are parties to such Proceeding.

          3. Procedure for Indemnification

          Any indemnification or advance under this Article shall be made promptly and in any event within sixty (60) days upon the written request of the Indemnified Person (except in the case of a claim for an advancement of costs, charges or expenses, in which case the applicable period shall be twenty (20) days). The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnified Person in any court of competent jurisdiction if the Corporation denies such request under this Article, in whole or in part, or if no disposition thereof is made within sixty (60) days or twenty (20) days, as may be applicable. Such Indemnified Person’s costs and expenses incurred in connection with successfully establishing his right to indemnification or advancement of costs, charges or expenses, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action that the claimant has not met the standard of conduct, if any, required by the Delaware General Corporation Law or judicial or administrative decisions, as the same exists or may hereafter be amended or interpreted differently in the future (but, in the case of any such future amendment or interpretation, only to the extent that such amendment or interpretation does not impose a more stringent standard of conduct than permitted prior thereto), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant or advancement for the claimant is proper in the circumstances because he has met the applicable standard of conduct, if any, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or any committee thereof, its independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          4. Non-Exclusivity; Survival of Indemnification

          The indemnification and advancement provided by this Article shall not be deemed exclusive of any other rights to which those Indemnified Persons may be entitled under any agreement, vote of stockholders or disinterested directors or recommendation of counsel or otherwise, both as to actions in such person’s official capacity and as to actions in any other capacity while holding such office or position, and shall continue as to an Indemnified Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, beneficiaries, personal representatives and the estate of such person. All rights to indemnification and advancement under this Article shall be deemed to be a contract between the Corporation and each Indemnified Person who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of such Indemnified Person, or the obligations of the Corporation arising hereunder, for claims relating to matters occurring prior to such repeal or modification.

          5. Insurance

          The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of an employee benefit plan) against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or the applicable provisions of the Delaware General Corporation Law.

          6. Savings Clause

          If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance costs to each Indemnified Person as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any Proceeding, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and as permitted by the Delaware General Corporation Law.

          TENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or amendment of this Article shall adversely affect any rights of any person pursuant to this Article which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

Dated: March 29, 2006

/s/ Ralph D. Mosley, Jr.

RALPH D. MOSLEY, JR.,
Sole Incorporator

EXHIBIT C

MOSS ACQUISITION CORP.

BY-LAWS

ARTICLE I

OFFICES

          1. The location of the registered office of the Corporation is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

          2. The Corporation shall in addition to its registered office in the State of Delaware establish and maintain an office or offices at such place or places as the Board of Directors may from time to time find necessary or desirable.

ARTICLE II

CORPORATE SEAL

          The corporate seal of the Corporation shall have inscribed thereon the name of the Corporation and may be in such form as the Board of Directors may determine. Such seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

ARTICLE III

MEETINGS OF STOCKHOLDERS

          1. All meetings of the stockholders shall be held at the registered office of the Corporation in the State of Delaware or at such other place as shall be determined from time to time by the Board of Directors.

          2. The annual meeting of stockholders shall be held on such day and at such time as may be determined from time to time by resolution of the Board of Directors, when they shall elect by plurality vote, a Board of Directors to hold office until the annual meeting of stockholders held next after their election and their successors are respectively elected and qualified or until their earlier resignation or removal. Any other proper business may be transacted at the annual meeting.

          3. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise expressly provided by statute, by the Certificate of Incorporation or by these By-laws. If, however, such majority shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting (except as otherwise provided by statute). At such adjourned meeting at which the requisite amount of voting stock shall be represented any business may be transacted which might have been transacted at the meeting as originally notified.

          4. At all meetings of the stockholders each stockholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless such instrument provides for a longer period.

          5. At each meeting of the stockholders each stockholder shall have one vote for each share of capital stock having voting power, registered in his name on the books of the Corporation at the record date fixed in accordance with these By-law, or otherwise determined, with respect to such meeting. Except as otherwise expressly provided by statute, by the Certificate of

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Incorporation or by these By-laws, all matters coming before any meeting of the stockholders shall be decided by the vote of a majority of the number of shares of stock present in person or represented by proxy at such meeting and entitled to vote thereat, a quorum being present.

          6. Notice of each meeting of the stockholders shall be mailed to each stockholder entitled to vote thereat not less than 10 nor more than 60 days before the date of the meeting. Such notice shall state the place, date and hour of the meeting and, in the case of a special meeting, the purposes for which the meeting is called.

          7. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the President or by the Board of Directors, and shall be called by the Secretary at the request in writing of stockholders owning a majority of the amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request by stockholders shall state the purpose or purposes of the proposed meeting.

          8. Business transacted at each special meeting shall be confined to the purpose or purposes stated in the notice of such meeting.

          9. The order of business at each meeting of stockholders shall be determined by the presiding officer.

ARTICLE IV

DIRECTORS

          1. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors, which may exercise all such powers and authority for and on behalf of the Corporation as shall be permitted by law, the Certificate of Incorporation or these By-laws. Each of the directors shall hold office until the next annual meeting of stockholders and until

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his successor has been elected and qualified or until his earlier resignation or removal.

          2. The Board is empowered to appoint a Chairman of the Board of Directors. The Chairman shall act as chairman of all meetings of the Board of Directors and at all special and annual meetings of stockholders, and shall have control over the agenda of such meetings, all in accordance with the provisions of these By-laws and the Certificate of Incorporation. The Chairman shall perform such other duties as may from time to time be assigned to him by the Board.

         3. The Board of Directors may hold their meetings within or outside of the State of Delaware, at such place or places as it may from time to time determine.

          4. The number of directors comprising the Board of Directors shall be such number as may be from time to time fixed by resolution of the Board of Directors. In case of any increase, the Board shall have power to elect each additional director to hold office until the next annual meeting of stockholders and until his successor is elected and qualified or his earlier resignation or removal. Any decrease in the number of directors shall take effect at the time of such action by the Board only to the extent that vacancies then exist; to the extent that such decrease exceeds the number of such vacancies, the decrease shall not become effective, except as further vacancies may thereafter occur, until the time of and in connection with the election of directors at the next succeeding annual meeting of the stockholders.

          5. If the office of any director becomes vacant, by reason of death, resignation, disqualification or otherwise, a majority of the directors then in office, although less than a quorum, may fill the vacancy by electing a successor who shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified or his earlier resignation or removal.

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          6. Any director may resign at any time by giving written notice of his resignation to the Board of Directors. Any such resignation shall take effect upon receipt thereof by the Board, or at such later date as may be specified therein. Any such notice to the Board shall be addressed to it in care of the Secretary.

ARTICLE V

COMMITTEES OF DIRECTORS

          1. The Board may designate an Executive Committee and one or more other committees, each such committee to consist of one or more directors of the Corporation. The Executive Committee shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation (except as otherwise expressly limited by statute), including the power and authority to declare dividends and to authorize the issuance of stock, and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall have such of the powers and authority of the Board as may be provided from time to time in resolutions adopted by the Board.

          2. The requirements with respect to the manner in which the Executive Committee and each such other committee shall hold meetings and take actions shall be set forth in the resolutions of the Board of Directors designating the Executive Committee or such other committee.

ARTICLE VI

COMPENSATION OF DIRECTORS

          The directors shall receive such compensation for their services as may be

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authorized by resolution of the Board of Directors, which compensation may include an annual fee and a fixed sum for expense of attendance at regular or special meetings of the Board or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE VII

MEETINGS OF DIRECTORS; ACTION WITHOUT A MEETING

          1. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as may be determined from time to time by resolution of the Board.

          2. Special meetings of the Board of Directors shall be held whenever called by the President of the Corporation or the Board of Directors on at least 24 hours’ notice to each director. Except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these By-laws, the purpose or purposes of any such special meeting need not be stated in such notice, although the time and place of the meeting shall be stated.

          3. At all meetings of the Board of Directors, the presence in person of a majority of the total number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and, except as otherwise provided by statute, by the Certificate of Incorporation or by these By-laws, if a quorum shall be present the act of a majority of the directors present shall be the act of the Board.

          4. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all the members of the Board or such committee, as the case may be, consent thereto in writing and the writing or writings

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are filed with the minutes of proceedings of the Board of committee. Any director may participate in a meeting of the Board, or any committee designated by the Board, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this sentence shall constitute presence in person at such meeting.

ARTICLE VIII

OFFICERS

          1. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, one or more Vice Presidents, a Secretary and a Treasurer. The Board may also choose one or more Assistant Secretaries and Assistant Treasurers, and such other officers as it shall deem necessary. Any number of offices may be held by the same person.

          2. The salaries of all officers of the Corporation shall be fixed by the Board of Directors, or in such manner as the Board may prescribe.

          3. The officers of the Corporation shall hold office until their successors are elected and qualified, or until their earlier resignation or removal. Any officer may be at any time removed from office by the Board of Directors, with or without cause. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

          4. Any officer may resign at any time by giving written notice of his resignation to the Board of Directors. Any such resignation shall take effect upon receipt thereof by the Board or at such later date as may be specified therein. Any such notice to the Board shall be addressed to it in care of the Secretary.

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ARTICLE IX

THE PRESIDENT

          The President shall have general supervision and direction of the business and affairs of the Corporation, subject, however, to the direction and control of the Board. The President may sign and execute in the name of the Corporation deeds, mortgages, bond, contracts or other instruments. He shall perform all duties incident to the office of President and shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board may from time to time determine.

ARTICLE X

VICE PRESIDENTS

          The Vice Presidents shall have such powers and duties as may be delegated to them by the President.

ARTICLE XI

SECRETARY AND ASSISTANT SECRETARY

          1. The Secretary shall attend all meetings of the Board of Directors and of the stockholders, and shall record the minutes of all proceedings in a book to be kept for that purpose. He shall perform like duties for the committees of the Board when required.

          2. The Secretary shall give, or cause to be given, notice of meetings of the stockholders, of the Board of Directors and of the committees of the Board. He shall keep in safe custody the seal of the Corporation, and when authorized by the President or a Vice President, shall

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affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an Assistant Secretary. He shall have such other powers and duties as may be delegated to him by the President.

          3. The Assistant Secretary shall, in case of the absence of the Secretary, perform the duties and exercise the powers of the Secretary, and shall have such other powers and duties as may be delegated to them by the President.

ARTICLE XII

TREASURER AND ASSISTANT TREASURER

          1. The Treasurer shall have the custody of the corporate funds and securities, and shall deposit or cause to be deposited under his direction all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or pursuant to authority granted by it. He shall render to the President and the Board whenever they may require it an account of all his transactions as Treasurer and of the financial condition of the Corporation. He shall have such other powers and duties as may be delegated to him by the President.

          2. The Assistant Treasurer shall, in case of the absence of the Treasurer, perform the duties and exercise the powers of the Treasurer, and shall have such other powers and duties as may be delegated to them by the President.

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ARTICLE XIII

CERTIFICATES OF STOCK

          The certificates of stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the Chairman of the Board, the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary.

ARTICLE XIV

CHECKS

          All checks, drafts and other orders for the payment of money and all promissory notes and other evidences of indebtedness of the Corporation shall be signed by such officer or officers or such other person as may be designated by the Board of Directors or pursuant to authority granted by it.

ARTICLE XV

FISCAL YEAR

          The fiscal year of the Corporation shall be as determined from time to time by resolution duly adopted by the Board of Directors.

ARTICLE XVI

NOTICES AND WAIVERS

          1. Whenever by statute, by the Certificate of Incorporation or by these By-laws

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it is provided that notice shall be given to any director or stockholder, such provision shall not be construed to require personal notice, but such notice may be given in writing, by mail, by depositing the same in the United States mail, postage prepaid, directed to such stockholder or director at his address as it appears on the records of the Corporation, and such notice shall be deemed to be given at the time when the same shall be thus deposited. Notice of regular or special meetings of the Board of Directors may also be given to any director by telephone or by telex, telegraph or cable, and in the latter event the notice shall be deemed to be given at the time such notice, addressed to such director at the address hereinabove provided, is transmitted by telex (with confirmed answerback), or delivered to and accepted by an authorized telegraph or cable office.

          2. Whenever by statute, by the Certificate of Incorporation or by these By-laws a notice is required to be given, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of any stockholder or director at any meeting thereof shall constitute a waiver of notice of such meeting by such stockholder or director, as the case may be, except as otherwise provided by statute.

ARTICLE XVII

INDEMNIFICATION

          All persons who the Corporation is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect) shall be indemnified by the Corporation to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other such rights to which those seeking indemnification from the

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Corporation may be entitled, including, but not limited to, any rights of indemnification to which they may be entitled pursuant to any agreement, insurance policy, other by-law or charter provision, vote of stockholders or directors, or otherwise. No repeal or amendment of this Article shall adversely affect any rights of any person pursuant to this Article which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

ARTICLE XVIII

ALTERATION OF BY-LAWS

          The By-laws of the Corporation may be altered, amended or repealed, and new By-laws may be adopted, by the stockholders or by the Board of Directors.

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EXHIBIT E

AFFILIATE AGREEMENT

           AFFILIATE AGREEMENT (this “Agreement”) dated as of ______, 2006, by and between Iconix Brand Group, Inc., a Delaware corporation (“Acquisition Co.”), and the undersigned shareholder who may be deemed an affiliate (“Affiliate”) of Company, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

          WHEREAS, Acquisition Co., Moss Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquisition Co. (“Acquisition Sub”), the Company and Mossimo Giannulli, the majority shareholder of Company, are entering into an Agreement and Plan of Merger, dated as of _________, 2006 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into Acquisition Sub, upon the terms and subject to the conditions set forth in the Merger Agreement. As a result of the Merger, Affiliate will receive cash and shares of common stock, par value $0.001 per share, of Acquisition Co. (the “Acquisition Co. Common Stock”) in exchange for securities issued by the Company owned by Affiliate.

          WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an “affiliate” of the Company, as the term “affiliate” is used for purposes of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission and of Opinion 16 of the Accounting Principles Board.

          NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                    1. Acknowledgments by Affiliate. Affiliate agrees, acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Acquisition Co., the Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate’s representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with Affiliate’s professional advisors, who are qualified to advise Affiliate with regard to such matters.

                    2. Compliance with Rule 145 and the Securities Act.

                               (a) Affiliate has been advised that (i) the issuance of shares of Acquisition Co. Common Stock in connection with the Merger is expected to be effected pursuant to a registration statement on Form S-4 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the resale of such shares shall be subject to restrictions set forth in Rule 145 under the Securities Act, and (ii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Acquisition Co. Common Stock issued to Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, or (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, or (iii) Affiliate delivers to Acquisition Co. a written opinion of counsel, reasonably acceptable to Acquisition Co. in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

                              (b) Execution of this Agreement shall not be considered an admission on Affiliate’s part that he or she is an “affiliate” of the Company as described in the recitals to this Agreement, or as a waiver of any rights that Affiliate may have to object to any claim that Affiliate is such an affiliate of the Company on or after the date of this Agreement.

                              (c) Acquisition Co. shall give stop transfer instructions to its transfer agent with respect to any Acquisition Co. Common Stock received by Affiliate pursuant to the Merger and there shall be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Acquisition Co. shall so instruct its transfer agent, if Affiliate delivers to Acquisition Co. (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Acquisition Co., to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

                              (d) Acquisition Co. hereby agrees that for so long as and to the extent necessary to permit Affiliate to sell Acquisition Co. Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Acquisition Co. shall (i) use its reasonable efforts to file on a timely basis, all reports and data required to be filed with the Securities and Exchange Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.

                    3. Termination. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Merger Agreement pursuant to Section 7 of the Merger Agreement.

                    4. Miscellaneous.

                              (a) Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

                              (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

                              (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                              (d) Injunctive Relief. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental and required for the protection of Acquisition Co. and the Company and to preserve for Acquisition Co. the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Acquisition Co. and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Acquisition Co. and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

                              (e) Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                              (f) Entire Agreement. This Agreement, the Merger Agreement and any other agreements referred to in the Merger Agreement set forth the entire understanding of Affiliate and Acquisition Co. relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Acquisition Co. relating to the subject matter hereof and thereof.

                              (g) Further Assurances. Affiliate shall execute and/or cause to be delivered to Acquisition Co. such instruments and other documents and shall take such other actions as Acquisition Co. may reasonably request to effectuate the intent and purposes of this Agreement.

                              (h) Third Party Reliance. Counsel to and independent auditors for Acquisition Co. and the Company shall be entitled to rely upon this Affiliate Agreement.

                              (i) Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

                              (j) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Acquisition Co.:	Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, New York 10018
Attn: Neil Cole, CEO
Fax: (212) 391-0127

With copies to:	Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attn: Robert J. Mittman, Esq.
Fax: (212) 885-5001

If to Affiliate:	To the address for notice set forth on the signature page hereof.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

ICONIX BRAND GROUP, INC.	AFFILIATE

By:	By:

Name:	Affiliate’s Address for Notices:

Title:

[SIGNATURE PAGE TO AFFILIATE LETTER]

EXHIBIT F

LOCK-UP AGREEMENT

          LOCK-UP AGREEMENT (this “AGREEMENT”), dated as of ____________, 2006, by and among Iconix Brand Group, Inc., a Delaware corporation (“Acquisition Co.”), Mossimo Giannulli and Edwin Lewis, each a stockholder (each individually, a “Stockholder” and together, the “Stockholders”) of Mossimo, Inc., a Delaware corporation (the “Company”).

RECITALS

          WHEREAS, Acquisition Co., Moss Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquisition Co. (“Acquisition Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of March 31, 2006 (the “Merger Agreement”), pursuant to which the Company will be merged with and into the Acquisition Sub, and the Acquisition Sub shall be the surviving corporation following the merger (the “Merger”).

          WHEREAS, as of the date hereof, each Stockholder is a Beneficial Owner (as defined below) of Subject Shares (as defined below).

          WHEREAS, in order to induce Acquisition Co. to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

          NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                    1. Definitions.

                        (a) “Beneficially Own” or “Beneficial Owner” with respect to any securities means having “beneficial ownership” as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

                        (b) “Company Capital Stock” means shares of common stock, par value $0.001 per share, of the Company.

                        (c) “Company Options and Other Rights” means options, warrants and other rights to acquire, directly or indirectly, shares of Company Capital Stock.

                        (d) “Expiration Date” means the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) or (ii) the date on which the Merger Agreement is terminated pursuant to its terms.

                        (e) “Subject Shares” means (i) all shares of Company Capital Stock Beneficially Owned by each Stockholder as of the date of this Agreement and (ii) all additional shares of Company Capital Stock of which each Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through the Expiration Date.

                        (f) Unless otherwise specifically defined herein, all capitalized terms used herein shall have the respective meanings assigned to them in the Merger Agreement.

                    2. Lock-up Agreement.

                        (a) In consideration of the issuance of common stock of Acquisition Co. in exchange for the Subject Shares (the “Acquisition Co. Shares”) to each of the Stockholders pursuant to the terms of the Merger Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding any registration of the Acquisition Co. Shares under the Securities Act of 1933, as amended (the “Securities Act”), each Stockholder agrees that, during the period beginning from the Effective Time (as defined in the Merger Agreement) and continuing for ninety (90) days thereafter (as the same may be extended pursuant to this Section 2(a), the “Release Date”) (the “Lock-up Period”), each Stockholder will not, directly or indirectly, through an “affiliate” or “associate” (as such terms are defined in the General Rules and Regulations under the Securities Act), a family member or otherwise, (a) offer, sell, contract to sell, pledge, hypothecate, encumber, assign, tender, make any short sale or otherwise dispose of, or enter into any contract, or other arrangement or understanding with respect to the sale or other disposition or transfer or grant any rights with respect to any Acquisition Co. Shares, privately or publicly, pursuant to Rule 144 of the General Rules and Regulations under the Securities Act or otherwise, or (b) engage directly or indirectly in any transaction the likely result of which would involve a transaction prohibited by clause (a), except as permitted by Section 2(e) below. Notwithstanding the foregoing provisions of this Section 2(a), at the request of underwriters or the managing underwriter in connection with a proposed transaction or public offering by the Company, each Stockholder will agree to extend the Lock-up Period for a term consistent with the period for which the Chief Executive Officer of Acquisition Co. enters into an agreement imposing on his shares of Acquisition Co. Common Stock similar restrictions on transfer.

                        (b) The foregoing restriction is expressly agreed to preclude each of the Stockholders from engaging in any hedging or other transaction which is designed to, or reasonably expected to lead to, or result in, a sale or disposition of the Acquisition Co. Shares even if such shares would be disposed of by someone other than the Stockholders. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Acquisition Co. Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Acquisition Co. Shares.

                        (c) Each Stockholder further represents and agrees that he has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of Acquisition Co. to facilitate the sale or resale of the Acquisition Co. Shares, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Acquisition Co. Shares or any related securities.

                        (d) Each Stockholder acknowledges and agrees that, prior to the Release Date, any additional Acquisition Co. Shares acquired by such Stockholder, including in connection with the exercise of any options, may not be sold or otherwise transferred, notwithstanding that a registration statement may be effective with respect thereto.

                        (e) Notwithstanding the foregoing restrictions on transfer, each Stockholder may transfer all or any part of his Acquisition Co. Shares (i) to the other Stockholder (provided, however, that no transfer may be in respect of any Contingent Share Rights); (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of such Stockholder or the immediate family of such Stockholder, provided that any such transfer shall not involve a disposition for value, or (iii) in a private transaction prior to the Release Date so long as the acquirer of Acquisition Co. Shares, by written agreement with Acquisition Co. entered into at the time of acquisition and delivered to Acquisition Co. prior to the consummation of such acquisition, agrees to be bound by the restrictions set forth herein. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. Any Stockholder may pledge Acquisition Co. Shares to secure indebtedness incurred by such Stockholder (in such amount as is necessary to pay taxes or estimated taxes related to the Merger), such pledge to be subject to the prior written approval of Acquisition Co., which approval shall not be unreasonably withheld.

                        (f) Each of the Stockholders agrees and consents to the entry of stop transfer instructions with Acquisition Co.’s transfer agent and registrar against the transfer of the Acquisition Co. Shares except in compliance with the foregoing restrictions of this Section 2. Each of the Stockholders understands that the restrictions with respect to the Acquisition Co. Shares set forth herein are in addition to any other restrictions upon transfer that may arise pursuant to any other agreement to which either of the Stockholders is a party or under applicable securities laws.

                    3. Written Consent of Stockholders. Upon the U.S. Securities and Exchange Commission’s declaration of the effectiveness of the Registration Statement on Form S-4 filed by Acquisition Co. in connection with the Merger, each Stockholder shall deliver to the Company (with a copy thereof concurrently delivered to Acquisition Co.) a proxy in favor of the adoption of the Merger Agreement and the Merger. Such proxy may be revoked or withdrawn if Company’s Board of Directors withdraws its recommendation of the Merger and terminates the Merger Agreement.

                    4. Representations and Warranties of Stockholders. Each Stockholder represents and warrants to Acquisition Co. as follows:

                        (a) (i) As of the date of this Agreement and at all times through the Expiration Date:

                             (ii) Such Stockholder is the Beneficial Owner (free and clear of any encumbrances or restrictions, except as set forth on Exhibit A hereto) of the outstanding shares of Company Capital Stock set forth under the heading “Number and Class of Shares of Company Capital Stock”, on Exhibit A hereto;

                             (iii) Such Stockholder is the Beneficial Owner (free and clear of any encumbrances or restrictions) of the outstanding Company Options and Other Rights set forth under the heading “Number of Company Options and Other Rights” on Exhibit A; and

                             (iv) Such Stockholder does not directly or indirectly Beneficially Own any shares of Company Capital Stock or Company Options or Other Rights or other securities of the Company, other than the shares of Company Capital Stock and Company Options and Other Rights on Exhibit A.

                        (b) Each Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly executed and delivered by such Stockholder, and upon its execution and delivery by Acquisition Co., will constitute a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies.

                        (c) The execution, delivery and performance by each Stockholder of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which such Stockholder is a party or by which any of such Stockholder’s assets may be bound.

                        (d) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby.

                    5. Covenants of Each Stockholder. Each Stockholder covenants and agrees for the benefit of Acquisition Co. that, until the Expiration Date, such Stockholder will not:

                        (a) offer, sell, contract to sell, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, or the transfer or grant of any rights with respect to (i) any Subject Shares or any interest therein, or (ii) any Company Options and Other Rights or any interest therein; provided, however, that such Stockholder may convert, exercise or exchange Company Options and Other Rights into or for shares of Company Capital Stock in which event such shares of Company Capital Stock shall become and be deemed Subject Shares subject to all the terms and conditions of this Agreement;

                        (b) acquire any Company Capital Stock except pursuant to existing Company Options and Other Rights or transfers from the other Stockholder;

                        (c) grant any powers of attorney or proxies or consents in respect of any of the Subject Shares, deposit any of such Subject Shares into a voting trust, or enter into a Agreement with respect to any of such Subject Shares; and

                        (d) take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby and the Merger Agreement.

                    6. Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares or (b) that a Stockholder shall become the Beneficial Owner of any additional shares of Company Capital Stock, then the terms of this Agreement shall apply to the shares of Company Capital Stock or other instruments or documents held by such Stockholder immediately following the effectiveness of the events described in clause (a) or such Stockholder becoming the Beneficial Owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder. The foregoing shall apply (mutatis mutandis) to the Acquisition Co. Shares and Section 2 of this Agreement.

                    7. Covenant of Acquisition Co. Regarding Additional Merger Consideration. Acquisition Co. recognizes that the Stockholders may lose the intended benefit of the Additional Merger Consideration (as provided in the Merger Agreement) if the circumstances causing the Contingent Share Rights to become void occur during the period prior to the Release Date. In such event, Acquisition Co. agrees to promptly thereafter issue to each Stockholder the Additional Merger Consideration attributable to such Stockholder’s Company Common Stock unless the circumstances causing the Contingent Share Rights to become void are satisfied following the Release Date (including any extension of the Lock-up Period under Section 2(a) of this Agreement).

                    8. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

                    9. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and permitted assigns. Notwithstanding the foregoing, no rights may under any circumstances be transferred in respect of any Contingent Share Rights.

                    10. Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or the Merger Agreement or delivered pursuant hereto or thereto, set forth the entire understanding of the parties with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

                   11. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Acquisition Co., to:

Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, New York 10018
Attn: Neil Cole
Fax: (212) 391-0127

With a copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attn: Robert J. Mittman, Esq.
Fax: (212) 885-5001

If to:

Mossimo Giannulli or Edwin Lewis
c/o Mossimo, Inc.
2016 Broadway
Santa Monica, California 90404
Fax: (310) 460-0124

With a copy to:

Paul, Hastings, Janofsky & Walker
695 Town Center Drive, 17th Floor
Costa Mesa, California 92626
Attn: Peter J. Tennyson, Esq.
Fax: (714) 668-6337

or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

                    12. Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

                    13. Severability; Enforcement. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                    14. Specific Performance. Each Stockholder acknowledges that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Acquisition Co. would not enter into the Merger Agreement, and acknowledges that damages would be an inadequate remedy for any breach by such Stockholder of the provisions of this Agreement. Accordingly, each Stockholder agrees that such Stockholder’s obligations hereunder shall be specifically enforceable and such Stockholder shall not take any action to impede the other from seeking to enforce such right of specific performance.

                    15. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) New York County, New York, and (b) the United States District Court for the Southern District of New York, for the purposes of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such action, suit or proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court sitting in New York County (including its Appellate Division). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 14. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Southern District of New York, or (ii) the Supreme Court sitting in New York County (including its Appellate Division), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                    16. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

ICONIX BRAND GROUP, INC.

By:

Name:

Title:

Address:	1450 Broadway, 4th Floor
New York, NY 10018

MOSSIMO GIANNULLI

Signature:

Address:

EDWIN LEWIS

Signature:

Address:

EXHIBIT H

AGREEMENT FOR CREATIVE DIRECTOR SERVICES

           This Services Agreement (“Agreement”) is made and entered into by and among Mossimo Giannulli (“Giannulli”), Mossimo, Inc. (the “Company”) and Iconix Brand Group, Inc. (“Iconix”) as of ____________________, 2006.

W I T N E S S E T H

                    WHEREAS, Iconix has entered into an Agreement and Plan of Merger with the Company, Giannulli and other parties thereto (the “Merger Agreement”)pursuant to which the Company will merge with and into a subsidiary of Iconix (the “Merger”);

                    WHEREAS, Giannulli is the founder, majority stockholder and co-chief executive officer of the Company, and has unique expertise and prior experience in the operations of the Company and its related entities;

                    WHEREAS, Iconix desires to retain the services of Giannulli to provide the consulting services specified in this Agreement; and

                    WHEREAS, Giannulli desires to provide consulting services for the benefit of Iconix and its related entities using his knowledge, skills, experience and abilities.

                    NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

                    A. Definitions. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the respective meanings ascribed to such terms in the Mossimo Restated License Agreement dated as of March 31, 2006 by and between the Company and Target Brands, Inc.(“Target”) (as the same may be amended or supplemented from time to time, the “Target Agreement”) and the Mossimo Transition Services Agreement dated as of March 31, 2006 by and between the Company and Target Brands, Inc. (as the same may be amended or supplemented from time to time, the “Transition Agreement”).

ARTICLE II - SERVICES TO BE PROVIDED

                    A. Nature of Services. Giannulli shall provide to Iconix and its related entities such advice and suggestions, and perform such tasks and assignments as directed, orally or in writing, by Iconix, including but not limited to the areas of design and marketing. Giannulli will perform on a timely basis all services to be performed by him under, and in accordance with the Target Agreement and the Transition Agreement, and will render his services in accordance with the scripts or other materials (including, but not limited to, wardrobe suggestions) provided by Target pursuant to the Target Agreement and under the Transition Agreement. Without limiting the generality of the foregoing, Giannulli shall provide the services of a creative director in connection with the Exclusive Merchandise including, but not limited to, (i) providing advice regarding brand concepts, positioning statements, themes, product and trend direction, recommendations as to trim, fabric, materials, color, marketing and packaging and such other related services as Target may reasonably request; and (ii) attending and participating in a reasonable number of business meetings, internal Target meetings, planning sessions, strategy meetings and any other meetings related to the planning, development or promotion of the Exclusive Merchandise, regardless of location, as requested by Target.

                    Giannulli shall devote such of his time and efforts as is sufficient to permit him to diligently and faithfully serve and endeavor to further the Company’s interests in the Target Agreement, and the Transition Agreement to the best of his ability. Giannulli shall not engage in any activity that could reasonably be expected to allow Target to terminate the Target Agreement or the Transition Agreement in accordance with their respective terms thereof.

                    B. Right of Control. Giannulli shall have control, but shall consult and collaborate with Iconix, over the means, manner, methods and processes by which the services called for by this Agreement are performed, and shall take all reasonable steps necessary or appropriate to assure that the services contemplated by this Agreement are performed to the reasonable satisfaction of both Target and Iconix.

                    C. Non-exclusive Services. Giannulli may engage in such other consulting, business and/or commercial activities as he desires during the term of this Agreement, provided that such activities do not cause a violation of the terms and conditions of this Agreement or prevent or unreasonably interfere with the performance of Giannulli’s duties hereunder.

ARTICLE III - COMPENSATION FOR SERVICES

                    A. Royalty Payments. As payment and consideration for the services to be provided and promises made herein by Giannulli, Iconix agrees to pay Giannulli 20% of all royalties (the “Royalty Payments”) earned during the term of this Agreement from sales, licensing or other economic exploitation of merchandise, licenses, trademarks or other tangible or intangible property related to the Mossimo brand (the “Mossimo Rights”); provided, however, that Giannulli will not be entitled to any royalties or any other payments from or with respect to (i) the Target Agreement or any amendments or extensions thereof and (ii) any agreement or arrangement, written or oral, pursuant to which the Company’s trademarked goods (including without limitation swimwear manufactured by Lunada Bay) are sold by or through Target and/or any affiliate thereof. Giannulli shall be entitled to receive a non-refundable draw, at the annual rate of $250,000 per year on a monthly basis, against the Royalty Payments provided for herein. Such draws of $20,833.33 each shall be paid within the Iconix standard payroll policies and periods, except that no withholding shall occur for taxes.

                    B. Payment of Royalty Payments. Iconix will pay the Royalty Payments to Giannulli within 30 days of the end of each fiscal quarter in respect of royalties received during such quarter. Iconix shall cause the Company or any successor entity or assignee of the Mossimo Rights to keep true and accurate books and records in respect of the Mossimo Rights, and Giannulli or his agents shall have the right to inspect, audit and copy such records upon reasonable written notice to Iconix.

                    C. Reimbursement of Authorized Expenses. Iconix agrees to reimburse Giannulli for all actual out-of-pocket expenses that are (i) necessary for the performance of Giannulli’s services under this Agreement and (ii) are approved by an officer of Iconix.

                    D. Travel Arrangements. If Iconix requests or requires Giannulli to travel to provide services under this Agreement, Giannulli will be provided, at Iconix’s expense, executive-level accommodations and travel arrangements at least equivalent to those provided to senior executive officers of Iconix.

                    E. Tax Obligations. Giannulli understands and agrees that all compensation to which he is entitled under the Agreement shall be reported on an IRS Form 1099, and that he is solely responsible for all income and/or other tax obligations, if any, including but not limited to all reporting and payment obligations, if any, which may arise as a consequence of any payment under this Agreement.

                    F. No Benefits. Giannulli understands and agrees that since he is not an employee of Iconix, he shall not be entitled to any of the benefits provided to employees of Iconix, including, but not limited to, stock options, participation in retirement benefit plans; holidays off with pay; vacation time off with pay; paid leaves of absence of any kind; and insurance coverage of any kind, specifically including, but not limited to, medical and dental insurance, workers’ compensation insurance and state disability insurance.

ARTICLE IV - TERM AND TERMINATION

                    A. Effective Date of Agreement. This Agreement shall become effective starting on the first calendar day after its is dated and signed by both parties hereto.

                    B. Term of Agreement. This Agreement shall continue in full force and effect until January 31, 2010, but shall be automatically renewed or extended each time the Target Agreement is renewed or extended, in each case to terminate on the date the Target Agreement terminates. Notwithstanding the foregoing, this Agreement may be terminated by Iconix, upon 10 days’ written notice to Giannulli in the event (i) the Target Agreement expires according to its terms or is terminated by Target due to a breach caused or committed by Giannulli, or for which Giannulli is otherwise primarily responsible, prior to its scheduled termination or expiration date or (ii) Giannulli is no longer, in the reasonable opinion of Iconix following a written notice from Iconix describing with reasonable specificity a perceived failure to perform duties under this Agreement and providing a reasonable period of time, not to exceed 45 days, to cure such failure, continuing to be in breach of his duties hereunder.

ARTICLE V - PROPRIETARY RIGHTS AND CONFIDENTIALITY

                    A. No Impediments to Providing Consulting Services. Giannulli represents that he is not party to any agreement with any prior employer, individual or business entity, including any relating to protection of alleged trade secrets or confidential business information, that would prevent him from providing the consulting services required under this Agreement or that would be violated by the providing of said consulting services.

                    B. Return of Property. Giannulli agrees not to remove any property of Iconix or its related entities from their premises without express permission, and to return all such property, including computer data, written materials provided to or obtained during the term of this Agreement, customer and supplier address lists, and any other items of value at the time this Agreement is terminated.

                    C. Assignment of Intellectual Property Rights.

               1. DEFINITION OF “INVENTIONS”. As used herein, the term “Inventions” shall mean all inventions, discoveries, improvements, trade secrets, formulas, techniques, data, programs, systems, specifications, documentation, algorithms, flow charts, logic diagrams, source codes, processes, and other information, including works-in-progress, whether or not subject to patent, trademark, copyright, trade secret, or mask work protection, and whether or not reduced to practice, which are made, created, authored, conceived, or reduced to practice by Giannulli, either alone or jointly with others, during the term of this Agreement which (A) relate to the actual or anticipated business, activities, research, or investigations of the Company or (B) result from or are suggested by work performed by Giannulli for the Company (whether or not made or conceived during normal working hours or on the premises of the Company), or (C) which result, to any extent, from use of the Company’s premises or property. Company recognizes that Giannulli has responsibilities to Modern Amusement, Inc. (“Modern Amusement”) and disclaims any claim that items which would be “Inventions” that are the result of such responsibilities are subject to this Agreement or are “Inventions”.

               2. WORK FOR HIRE. Giannulli expressly acknowledges that all copyrightable aspects of the Inventions (as defined above) are to be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”), and that the Company is to be the “author” within the meaning of such Act for all purposes. All such copyrightable works, as well as all copies of such works in whatever medium, fixed or embodied, shall be owned exclusively by the Company as of the date of creation, and Giannulli hereby expressly disclaims any and all interest in any of such copyrightable works and waives any right of DROIT MORALE or similar rights.

               3. ASSIGNMENT. Giannulli acknowledges and agrees that all Inventions constitute trade secrets of the Company and shall be the sole property of the Company or any other entity designated by the Company. In the event that title to any or all of the Inventions, or any part or element thereof, may not, by operation of law, vest in the Company, or such Inventions may be found as a matter of law not to be “works made for hire” within the meaning of the Act, Giannulli hereby conveys and irrevocably assigns to the Company, without further consideration, all his right, title and interest, throughout the universe and in perpetuity, in all Inventions and all copies of them, in whatever medium, fixed or embodied, and in all written records, graphics, diagrams, notes, or reports relating thereto in Giannulli’s possession or under his control, including, with respect to any of the foregoing, all rights of copyright, patent, trademark, trade secret, mask work, and any and all other proprietary rights therein, the right to modify and create derivative works, the right to invoke the benefit of any priority under any international convention, and all rights to register and renew same.

               4. PROPRIETARY NOTICES, NO FILINGS, WAIVER OF MORAL RIGHTS. Giannulli acknowledges that all Inventions shall, at the sole option of the Company, bear the Company’s patent, copyright, trademark, trade secret, and mask work notices.

               Giannulli agrees not to file any patent, copyright, or trademark applications relating to any Invention, except with prior written consent of an authorized representative of the Company (other than Giannulli).

               Giannulli hereby expressly disclaims any and all interest in any Inventions and waives any right of DROIT MORALE or similar rights, such as rights of integrity or the right to be attributed as the creator of the Invention.

               5. FURTHER ASSURANCES. Giannulli agrees to assist the Company, or any party designated by the Company, promptly on the Company’s request, whether before or after the termination of employment, however such termination may occur, in perfecting, registering, maintaining, and enforcing, in all jurisdictions, the Company’s rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by the Company, including, by way of illustration and not limitation:

                    5.1 Executing assignments, applications, and other documents and instruments in connection with (A) obtaining patents, copyrights, trademarks, mask works, or other proprietary protections for the Inventions and (B) confirming the assignment to the Company of all right, title and interest in the Inventions or otherwise establishing the Company’s exclusive ownership rights therein.

                    5.2 Cooperating in the prosecution of patent, copyright, trademark and mask work applications, as well as in the enforcement of the Company’s rights in the Inventions, including, but not limited to, testifying in court or before any patent, copyright, trademark or mask work registry office or any other administrative body.

               Giannulli will be reimbursed for all out-of-pocket costs reasonably incurred in connection with the foregoing. In addition, to the extent that, for whatever reason, Giannulli’s technical expertise shall be required in connection with the fulfillment of the aforementioned obligations, the Company will compensate Giannulli at a reasonable rate for the time actually spent by Giannulli at the Company’s request rendering such assistance.

               6. POWER OF ATTORNEY. Giannulli hereby irrevocably appoints the Company to be his Attorney-In-Fact to execute any document and to take any action in his name and on his behalf and to generally use his name for the purpose of giving to the Company the full benefit of the assignment provisions set forth above.

               7. DISCLOSURE OF INVENTIONS. Giannulli will make full and prompt disclosure to the Company of all inventions subject to assignment to the Company, and all information relating thereto in Giannulli’s possession or under his control as to possible applications and use thereof.

D. CONFIDENTIAL INFORMATION.

               1. CONFIDENTIALITY. Giannulli acknowledges that during prior periods of employment with the Company, and in performing duties hereunder, he has occupied and will continue to occupy a position of trust and confidence. Giannulli shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Giannulli’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates and their respective clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by Giannulli in the course of his prior employment by the Company or his services pursuant to this Agreement, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Giannulli acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Giannulli agrees to (i) deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of this Agreement or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by the Giannulli during the term of this Agreement and (B) all notebooks and other data relating to research or experiments or other work conducted by Giannulli in performing duties hereunder or any Inventions made, created, authored, conceived, or reduced to practice by Giannulli, either alone or jointly with others, and (ii) make full disclosure relating to any Inventions.

               2. NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS. During the term of this Agreement and for two (2) years thereafter, Giannulli shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any competitor of the Company. It is expressly agreed that attempting to induce customers or suppliers to do business with Modern Amusement or any other business in which Giannulli has an interest as owner, officer, director, advisor, lender or any similar capacity shall not violate this Agreement unless such attempt is demonstrably designed to induce a material reduction in or loss of such person’s business activity with Company.

               3. NON-SOLICITATION OF EMPLOYEES. Giannulli recognizes that he possesses and will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company. Giannulli recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. Giannulli agrees that, during the term of this Agreement and for the two (2) years thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person, except to the extent outlined in a letter agreed to by Giannulli and Iconix dated___________, 2006 or to the extent the employee has been advised by the Company his or her duties or position with the Company will be materially reduced, modified in a manner adverse to the employee, or eliminated.

ARTICLE VI - MISCELLANEOUS PROVISIONS

                    A. Independent Contractor Status. Giannulli understands and agrees that he is an independent contractor and not an employee of Iconix and that he shall not become an employee of Iconix by virtue of the performance of the services called for under this Agreement.

                    B. Office Space. Giannulli understands and agrees that he will not be required to spend time on or at the premises of Iconix and/or its related entities in providing the consulting services under this Agreement; provided, however, that for so long as Iconix or an affiliated entity maintains an office in Southern California, Giannulli shall have the opportunity to use such offices and have access to telephone, facsimile and Internet services there.

                    C. Subconsultants and Other Contractors. In order to perform the consulting services under this Agreement, Giannulli may, from time to time, be required to engage the services of subconsultants, vendors or other contractors. However, Giannulli is not authorized to engage the services of such subconsultants, vendors or other contractors on behalf of Iconix or its related entities, unless he has obtained prior written authorization from Iconix to do so in advance. To the extent such advance authorization has been obtained, the parties shall consult in good faith with each other regarding (i) compensation of such subconsultants, vendors and/or other contractors for the performance of agreed upon services; and (ii) which party shall pay such agreed upon compensation.

                    D. Giannulli’s Employees. To the extent Giannulli has any employees as of the date he signs this Agreement, Giannulli understands and agrees that all such employees shall be his employees only, and that Iconix shall not be an employer of the employees. Iconix shall have no responsibility for providing and shall not provide directions, instructions or supervision to any of Giannulli’s employees. Only Giannulli shall provide such directions, instructions and supervision. In addition, all decisions with respect to the employment of Giannulli’s employees, if any, shall be made solely and exclusively by Giannulli. Iconix shall have no responsibility for or input into such decisions.

                    E. No Purchases. Giannulli shall not purchase or make any commitment to purchase materials or supplies for the accounts of Iconix or its related entities, or otherwise hold himself out as being authorized to make purchases for which Iconix or its related entities would be billed directly by the seller of the materials or supplies, unless such purchase is authorized by Iconix in advance in writing.

                    F. Compliance with Governmental Requirements. Giannulli will maintain in force and/or secure all required licenses, permits, certificates and exemptions necessary for the performance of his services under this Agreement, and at all times shall comply with all applicable federal, state and local laws, regulations and orders.

                    G. Indemnification. Giannulli shall indemnify, defend and hold Iconix and its related entities, and the directors, officers, agents, representatives and employees of all such entities, harmless from and against any and all liabilities, losses, damages, costs, expenses, causes of action, claims, suits, legal proceedings and similar matters, including without limitation reasonable attorneys’ fees, resulting from or arising out of or in connection with any performance, or failure of performance, of Giannulli or any of his employees related to Giannulli’s obligations hereunder. If any cause of action, claim, suit or other legal proceeding is brought against Giannulli in connection with any services rendered under this Agreement, Giannulli shall promptly notify Iconix upon learning of any such proceeding.

                    Iconix shall indemnify and hold Giannulli and his agents, employees, representatives and heirs, harmless from and against any and all liabilities, losses, damages, costs, expenses, causes of action, claims, suits, legal proceedings and similar matters, including without limitation reasonable attorneys’ fees, resulting from or arising out of the performance of any act specifically requested or authorized by Iconix in connection with this Agreement. This promise does not apply to any actions arising out of or in connection with Giannulli’s operation of any motor vehicle. If any cause of action, claim, suit or other legal proceeding is brought against Iconix in connection with any services provided by Giannulli under this Agreement, Iconix shall promptly notify Giannulli upon learning of any such proceeding.

                    H. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

     If to Iconix, to:

                    Iconix Brand Group, Inc.
                    1450 Broadway, 4th Floor
                    New York, New York 10018
                    Attn: Neil Cole, CEO
                    Fax: (212) 391-0127

     With a copy to:

                    Blank Rome LLP
                    405 Lexington Avenue
                    New York, New York 10174
                    Attn: Robert J. Mittman, Esq.
                    Fax: (212) 885-5001

     If to the Company:

                    Mossimo, Inc.
                    2016 Broadway
                    Santa Monica, California 90404
                    Fax: (310) 460-0124

     With a copy to:

                    Paul, Hastings, Janofsky & Walker
                    695 Town Center Drive, 17th Floor
                    Costa Mesa, California 92626
                    Attn: Peter J. Tennyson, Esq.
                    Fax: (714) 668-6337

     If to Giannulli:

                    Mossimo Giannulli
                    c/o Mossimo, Inc.
                    2016 Broadway
                    Santa Monica, California 90404
                    Fax: (310) 460-0124

     With a copy to:

                    Paul, Hastings, Janofsky & Walker
                    695 Town Center Drive, 17th Floor
                    Costa Mesa, California 92626
                    Attn: Peter J. Tennyson, Esq.
                    Fax: (714) 668-6337

                    I. Waiver. No purported waiver by either party hereto of any provision of this Agreement or of any breach thereof shall be deemed a waiver of such provision or breach unless such waiver is in writing signed by the party making such waiver. No such waiver shall be deemed to be a subsequent waiver of such provision or waiver of any subsequent breach of the same or any other provision hereof.

                    J. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

                    K. Sole and Entire Agreement. This Agreement sets for the entire agreement between the parties hereto pertaining to the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the parties hereto, whether written or oral, pertaining to the subject matter hereof. No change in, modification of, or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed and dated by each of the parties hereto subsequent to the execution of this Agreement.

                    L. Specific Performance. Giannulli acknowledges that damages would be an inadequate remedy for any breach by Giannulli of the provisions of this Agreement. Accordingly, Giannulli agrees that his obligations hereunder shall be specifically enforceable and shall not take any action to impede Iconix from seeking to enforce such right of specific performance.

                    M. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto on the date first above written.

ICONIX BRAND GROUP, INC.

By:

Name:
Title:
Address: 1450 Broadway, 4th Floor
New York, NY 10018

MOSSIMO, INC.

By:

Name:
Title:
Address:	2016 Broadway
Santa Monica, CA 90404

MOSSIMO GIANNULLI

Address:	c/o Mossimo, Inc.
2016 Broadway
Santa Monica, CA 90404

[SIGNATURE PAGE TO SERVICES AGREEMENT]

EXHIBIT I

REGISTRATION RIGHTS AGREEMENT

          Registration Rights Agreement (this “Agreement”), dated as of ____________, 2006, by and among Iconix Brand Group, Inc., a Delaware corporation (the “Company”), Edwin Lewis and Mossimo Giannulli (each, a “Holder”).

RECITALS

          WHEREAS, the Company is concurrently herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”), with Moss Acquisition Corp., Mossimo Giannulli, and Mossimo, Inc.;

          WHEREAS, pursuant to the Merger Agreement, the Company will prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares (the “Shares”) of the Company’s common stock, par value $.001 per share, to be issued to the stockholders of Mossimo, Inc., including each Holder (to the extent such Holder at the Effective Time of the Merger owns shares of Mossimo, Inc. common stock), in connection with the merger of Mossimo, Inc. with and into Moss Acquisition Corp. (the “Merger Registration Statement”); and

          WHEREAS, pursuant to the Merger Agreement, the Company has agreed to grant to each Holder the registration rights set forth herein with respect to the Shares, any securities issued in exchange for or in replacement of the Shares, and any securities issued by way of any stock split, reverse stock split, recapitalization, or other similar transaction affecting the Shares or any such other securities, and any shares of the Company’s common stock issued to Holder as Additional Merger Consideration (collectively, the “Registrable Securities”).

          NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows. Capitalized terms used but not defined herein have the meanings given to such terms in the Merger Agreement.

          NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

          1. Merger Registration Statement. The Company acknowledges, and agrees to comply with, its obligations in the Merger Agreement in respect of the Merger Registration Statement.

          2. Piggyback Registration.

                    (a) If, at any time after the date hereof, the Company proposes to prepare and file with the Commission a registration statement on Form S-3 (or any successor form thereto) covering only the resale of equity securities of the Company held by its stockholders, the Company will give written notice of its intention to do so to the Holders at least ten (10) days prior to the filing of each such registration statement. Upon the written request of the Holders, made within five (5) days after receipt of the notice, that the Company include any of the

Registrable Securities in the proposed registration statement, the Company shall, as to the Holders, use reasonable best efforts to effect the registration under the Act of such Registrable Securities which it has been so requested to register (the “Piggyback Registration”);

                    (b) Notwithstanding the provisions of paragraph (a) above, the right to Piggyback Registration shall not apply, unless the Company otherwise agrees in writing, to any registration statement: (i) relating to an underwritten public offering of securities of the Company; (ii) relating solely to securities of the Company to be offered pursuant to (x) an employee benefit plan, or (y) a dividend or interest reinvestment plan (including such a plan that has an open enrollment or cash investment feature); (iii) relating to securities of the Company to be issued for a consideration other than solely cash; (iv) relating to securities of the Company to be offered solely to existing security holders of the Company, through a “rights offering” or otherwise; (v) relating solely to securities of the Company to be issued on the exercise of options, warrants and similar rights, or on the conversion or exchange of other securities, issued by the Company or any other person; (vi) relating to debt securities of the Company, including debt securities that are convertible or exchangeable for equity securities of the Company; or (vii) that may become effective automatically upon filing with the Commission pursuant to Rule 462 under the Act or otherwise.

                    (c) Notwithstanding the preceding provisions of this Section, the Company shall have the right to elect not to file or to defer the filing of any proposed registration statement or to withdraw the same after the filing but prior to the effective date thereof.

          3. Demand Registration.

                    (a) At any time commencing on the first date the prospectus forming a part of the Merger Registration Statement is no longer current and available for use by a Holder for resales of Registrable Securities because the financial statements included in the prospectus forming a part thereof no longer satisfy the requirements of Section 10(a)(3) of the Securities Act, the Holders may collectively, on one occasion only, submit to the Company a joint written notice (the “Demand Registration Request”), to have the Company use its reasonable best efforts to prepare and file with the Commission, at the sole expense of the Company (except as hereinafter provided), in respect of up to the aggregate number of Registrable Securities not at such time covered in an effective registration statement filed by the Company pursuant to Section 2, a registration statement so as to permit a public offering and sale of such Registrable Securities until, subject to the terms and provisions of this Agreement, the earlier of the date on which: (i) all Registrable Securities covered by such registration statement, or other registration statements filed by the Company, have been sold pursuant thereto or otherwise lawfully sold without registration under the Securities Act; or (ii) all of the remaining Registrable Securities may be publicly sold without volume restrictions pursuant to Rule 144(k) under the Securities Act, as determined by written opinion of counsel to the Company on which Holders are expressly entitled to rely (the “Effectiveness Period”). The registration statement filed following a Demand Registration Request shall be on any form the Company is eligible to use to register for resale the Registrable Securities. The Company shall, upon receipt of a Demand Registration Request, use its reasonable best effort to cause to be registered under the Securities Act as soon as practicable thereafter all of the Registrable Securities that Holders have so requested to be registered.

                    (b) Notwithstanding any provision in this Agreement to the contrary, if, at the time a Demand Registration Request is given to the Company under Section 3 hereof (i) the Company is engaged in negotiations with respect to an acquisition, merger, financing or other material event which would require the Company to file a Form 8-K in the event that such acquisition, merger, financing or other material event is consummated or has otherwise occurred, or (ii) the Company is otherwise unable to obtain information required to be included in the registration statement to be filed or (iii) in the event the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Company and its investment banker that it would be detrimental to the Company and its stockholders for the Company to immediately proceed with a registration statement and it is therefore essential to defer the filing of such registration statement or any amendment thereto, then, in each such case, the Company will have the right to defer such filing for a period not to exceed one hundred eighty (180) days from the date of the Demand Registration Request; provided that the Company shall use its reasonable best efforts to cause any registration statement filed pursuant to this Section 3 to become effective as soon as practicable after such deferral period, and provided further that the Company may not delay any registration requested pursuant to this Section 3 more than once during any twelve-month period. Moreover, if the Company is proceeding with the registration process but the registration statement is subject to review by the Commission and/or audited financial statements for a fiscal year are required to be included but not yet available, the Company may elect to defer filing for a period not to exceed one hundred eighty (180) days.

                    (c) Nothing herein contained shall require the Company to undergo an audit, other than in the ordinary course of business.

          4. Covenants of the Company. The Company hereby covenants and agrees as follows:

                    (a) In accordance with the Securities Act and the rules and regulations promulgated thereunder, and subject to the terms and provisions of this Agreement, the Company shall use its reasonable best efforts to prepare and file with the Commission a registration statement as expeditiously as reasonably possible.

                    (b) Not less than two business days prior to the filing of a registration statement or any related prospectus or any amendment or supplement thereto, furnish to the Holders copies of all such documents proposed to be filed which documents will be subject to the review of the Holders and the counsel to the Holders.

                    (c) Use its reasonable best efforts to prepare and file with the Commission such amendments, including post-effective amendments, to the registration statement and the prospectus used in connection therewith as may be necessary to keep the registration statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period in the case of a Demand Registration.

                    (d) Notify the Holders as promptly as practicable: (A)(1) when a prospectus or any prospectus supplement or post-effective amendment to a registration statement is proposed to be filed hereunder; (2) when the Commission notifies the Company whether there will be a “review” of such registration statement and whenever the Commission comments in writing on such registration statement; and (3) with respect to the registration statement or any post-effective amendment, when the same has become effective; (B) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to the registration statement or prospectus or for additional information; (C) of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (E) of the occurrence of any event or passage of time that makes the financial statements included in the registration statement ineligible for inclusion therein or any statement made in the registration statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the registration statement, prospectus or other documents so that, in the case of the registration statement or the prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (e) Prior to any public offering of Registrable Securities, use its commercially reasonable efforts to register or qualify or cooperate with the selling holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of all jurisdictions within the United States reasonably requested by Holders, to keep each such registration or qualification (or exemption therefrom) under this Agreement hereof effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the registration statement; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

                    (f) Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the registration statement, and to enable such Registrable Securities to be in such denominations and registered in such names as any such persons may request.

                    (g) With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 (or its successor rule) under the Securities Act and any other rule or regulation of the Commission that may at any time permit such Holders to sell Registrable Securities to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act until the earlier of: (A) such date as all of the Registrable Securities may be resold to the public without volume restrictions pursuant to Rule 144(k) under the Securities Act or any other rule of similar effect or (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the Commission in a timely manner all reports and other documents required to be so filed pursuant to Rule 144(c) under the Securities Act in order to permit the Holders of the Registrable Securities to be entitled to transfer the Registrable Securities without registration pursuant to Rule 144 under the Securities Act; and (iii) furnish to each Holder of Registrable Securities upon request: (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act and (B) such other information as may be reasonably requested in order to avail such Holder of any rule or regulation of the Commission that permits the selling of any such Registrable Securities without registration.

                    (h) The Company will pay all costs, fees and expenses in connection with any registration statement filed pursuant to this Agreement, including, without limitation, all registration and filing fees, the Company’s legal and accounting fees, printing expenses and blue sky fees and expenses; provided, however, that the Holders shall be solely responsible for the fees of any counsel and other experts retained by the Holders in connection with such registration and any transfer taxes or underwriting discounts, selling commissions or selling fees applicable to the Registrable Securities sold by the Holders pursuant thereto.

                    (i) The Company shall use its reasonable best efforts to list the Registrable Securities covered by such registration statement with each securities exchange or interdealer quotation system or other market on which similar securities of the Company are then listed.

                    (j) The Company will furnish to each Holder and to his legal counsel, (a) promptly after a registration statement is filed hereunder with the Commission, one copy of the registration statement and any amendments thereto, each preliminary prospectus and final prospectus and each amendment or supplement thereto; and (b) a number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto, and such other documents as each Holder may reasonably request to facilitate the disposition of the Registrable Securities owned by such Holder. The Company will promptly notify each Holder and his designated counsel by facsimile or email of the effectiveness of the applicable registration statement and any post-effective amendment.

                    (k) The Company will permit Holders’ legal counsel to review the registration statement and all amendments and supplements thereto a reasonable amount of time prior to their filing with the Commission, and will not file any document in a form to which such counsel reasonably objects, unless otherwise required by law in the opinion of the Company’s counsel. The sections of any such registration statement, including information with respect to each Holder, such Holder’s beneficial ownership of securities of the Company or such Holder’s intended method of disposition of Registrable Securities, must conform to the information provided to the Company by each Holder or his counsel, except for such changes resulting from Commission comments.

                    (l) At the joint request of the Holders, the Company will promptly prepare and file with the Commission such amendments (including post-effective amendments) and supplements to the registration statement, and the prospectus used in connection with the registration statement, as may be necessary in order to change the plan of distribution in a manner reasonably requested by the Holders jointly set forth in such registration statement; provided however, such change shall not provide for the disposition of the Registrable Securities on the basis of an underwritten offering and may be modified as required by the Commission or as deemed necessary or appropriate by the Company to respond to Commission comments or to comply with applicable law.

          5. Acknowledgements and Covenants of the Holders.

                    (a) The Holders, upon receipt of notice from the Company that an event has occurred which requires a post-effective amendment to a registration statement or a supplement to the prospectus included therein, shall promptly discontinue the sale of Registrable Securities until the Holders receive a copy of a supplemented or amended prospectus from the Company, which the Company shall provide as soon as practicable after such notice. The Company shall use reasonable best efforts to file and have declared effective any such post-effective amendment as soon as possible.

                    (b) The obligations of the Company under this Agreement with respect to the Registrable Securities are expressly conditioned on the Holders’ furnishing to the Company such appropriate information concerning the Holders, the Registrable Securities and the terms of the Holders’ offering of such Registrable Securities as the Company may reasonably request.

                    (c) Each Holder agrees, if so requested by the Company’s underwriter or managing underwriter in connection with a proposed transaction or offering of securities of the Company, not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of, any equity securities of the Company during such period of time and on such other terms and conditions as may be requested by such underwriter, provided that the Chief Executive Officer of the Company has also agreed not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of, or otherwise dispose of, any equity securities of the Company under the circumstances and pursuant to the terms and conditions applicable to the Holders.

          6. Termination of Registration Rights. Notwithstanding the foregoing provisions, the Company’s obligation to register the Registrable Securities under this Agreement shall terminate as to any particular Registrable Securities (a) when all of the Registrable Securities have been sold by each Holder in an offering registered under the Securities Act or otherwise, or (b) when a written opinion (i) upon which each Holder is expressly entitled to rely, and (ii) which states that such Registrable Securities may be sold without registration under the Securities Act or applicable state law and without restriction as to the quantity and manner of such sales, shall have been received from counsel for the Company.

          7. Indemnification.

                    (a) The Company shall indemnify, defend and hold harmless each Holder, each of its directors, officers, employees, advisors, attorneys, underwriters, accountants and any person who controls such Holder within the meaning of Section 15 of the Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal fees or other fees or expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action) caused by or arising out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus or any amendment or supplement thereto included therein or caused by or arising out of any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they are made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished or required to be furnished in writing to the Company by such Holder expressly for use therein; provided, however, that the Company shall not be liable to indemnify a Holder insofar as such losses, claims, damages, liabilities or actions are (i) caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Holder furnished to the Company in writing by Holder expressly for use therein, (ii) based upon Holder’s failure to provide the Company with a material fact relating to Holder which is required to be included in the registration statement or necessary to make a statement in the registration statement not be misleading, (iii) relate to sales of Registrable Securities by Holder to the person asserting any such losses, claims, damages, liabilities or actions if such person was not sent or given a prospectus by or on behalf of the Holder, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Registrable Securities to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities, unless such failure is the result of noncompliance by the Company or based upon the Holder’s use of a prospectus during a period when the Holder has been notified that the use of the prospectus has been suspended. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Holder, and any directors, officers, participating person, or controlling person thereof, and shall survive the transfer of such Registrable Securities by Holder. Each Holder shall at the same time indemnify the Company, its directors, each officer signing a registration statement and each person who controls the Company within the meaning of the Act from and against any and all losses, claims, damages and liabilities caused by or arising out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus included therein, or caused by or arising out of any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, only insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omissions or alleged omission based upon information furnished in writing to the Company by the Holder expressly for use therein.

                    (b) If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless any indemnitee, then the indemnitor shall contribute to the amount paid or payable by the indemnitee as a result of such losses, claims, damages, liabilities, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnitor on the one hand and the indemnitee on the other from the registration, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, or provides a lesser sum to the indemnitee than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnitor on the one hand and the indemnitee on the other but also the relative fault of the indemnitor and the indemnitee as well as any other relevant equitable considerations. The relative fault of the Company and each Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Holders and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Section 6(b), in no event shall the Company be required to contribute any amount of any damages that a Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                    (c) If any proceeding shall be brought or any claim asserted against any person entitled to indemnity under Sections 7 hereof (an “Indemnified Party”), such Indemnified Party promptly shall notify the person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with the defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that the Indemnifying Party is actually prejudiced the Indemnifying Party.

                    (d) An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Indemnified Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; (ii) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (iii) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate under applicable ethical legal standards due to actual or potential interests between them, (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, such counsel shall be at the reasonable expense of the Indemnifying Party; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one separate counsel). The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

               (e) Subject to the foregoing, all reasonable fees and expenses of the Indemnified Party (including fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) business days of written notice thereof to the Indemnifying Party, which notice shall be delivered no more frequently than on a monthly basis (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

          8. Governing Law.

                    (a) This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                    (b) Each of the Company and each Holder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the County of New York, State of New York (the “New York Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim that such litigation brought in any New York Courts has been brought in an inconvenient forum.

          9. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand or mailed by express, registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, at:

Iconix Brand Group, Inc. 1450 Broadway, 4th Floor New York, NY 10018 Attn: Neil Cole, Chief Executive Officer

with a copy of the same to:

Blank Rome LLP 405 Lexington Avenue New York, New York 10174 Attn: Robert J. Mittman, Esq.

if to the Holders, at that address set forth under its name on the signature page;

with a copy of the same to:

Paul, Hastings, Janofsky & Walker 695 Town Center Drive, 17thFloor Costa Mesa, California 92626 Attn: Peter J. Tennyson, Esq.

; or such other address as has been indicated by either party in accordance with a notice duly given in accordance with the provisions of this Section.

          10. Amendment. This Agreement may only be amended by a written instrument executed by the Company and the Holders.

          11. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

          12. Assignment; Benefits. The Holders may not assign the Holders’ rights hereunder without the prior written consent of the Company, which consent may not be unreasonably withheld. Notwithstanding the foregoing, a Holder may assign such Holder’s rights hereunder to a purchaser which acquires all of such Holder’s Registrable Securities in a single transfer. Notwithstanding the foregoing, no rights may under any circumstances be transferred in respect of any Contingent Share Rights.

          13. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

          14. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          15. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto on the date first above written.

THE COMPANY, INC.

By:

Name:
Title:

Holder: Mossimo Giannulli

Signature

Address:

Attention:

Number of Registrable Securities: _______________________
Holder: Edwin Lewis

Signature

Address:

Attention:

Number of Registrable Securities: _______________________

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]